Exhibit 10.1

Published CUSIP Numbers: 00766WAC7

00766WAD5

AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of September 30, 2011

among

AECOM TECHNOLOGY CORPORATION,
as the Borrower,

BANK OF AMERICA, N.A.,
as Administrative Agent,

UNION BANK, N.A.,
WELLS FARGO BANK, N.A.,
HSBC BANK USA, NATIONAL ASSOCIATION,
SUMITOMO MITSUI BANKING CORPORATION

and

BBVA COMPASS

as Co-Syndication Agents

and

The Other Lenders Party Hereto

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

as Co-Lead Arranger and Sole Book Manager

and

UNION BANK, N.A.,

as Co-Lead Arranger

SCHEDULES

1.01         Excluded Minority Investments

2.01         Commitments and Applicable Percentages

5.06         Litigation

5.09         Environmental Compliance
5.13         Significant Subsidiaries; Other Equity Investments

6.10         Permitted Plans
7.01         Existing Liens

7.02         Existing and Prospective Minority Investments
7.03         Existing Indebtedness

10.02       Administrative Agent’s Office; Certain Addresses for Notices

EXHIBITS

Form of

A             Loan Notice
B             Note
C             Notice of Conversion/Continuation
D             Compliance Certificate
E-1          Assignment and Assumption
E-2          Administrative Questionnaire
F              Guaranty
G             Opinion Matters

i

(continued)

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AMENDED AND RESTATED CREDIT AGREEMENT

This AMENDED AND RESTATED CREDIT AGREEMENT (“Agreement”) is entered into as of September 30, 2011, among AECOM TECHNOLOGY CORPORATION, a Delaware corporation (the “Borrower”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and BANK OF AMERICA, N.A., as Administrative Agent, with reference to the following facts:

RECITALS

A.            Certain of the parties hereto are parties to a Credit Agreement dated as of September 16, 2010 by and among the Borrower, Bank of America, N.A., as Administrative Agent, and the Lenders identified therein (the “Existing Credit Agreement”), and certain other Loan Documents entered into in connection with (and as defined in) the Existing Credit Agreement (collectively with the Existing Credit Agreement, the “Existing Loan Documents”), pursuant to which the Lenders party thereto provided an unsecured term credit facility to the Borrower in the aggregate original principal amount of $600,000,000

B.            The parties wish to enter into this Agreement and the other Loan Documents described herein,  which shall amend, restate, replace and supersede (but not cause a novation of) the Existing Credit Agreement and the other Existing Loan Documents and which hereinafter shall govern the terms and conditions under which the Lenders shall provide a senior unsecured term credit facility to the Borrower.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties hereby agree as follows:

ARTICLE I.
DEFINITIONS AND ACCOUNTING TERMS

1.01        Defined Terms.  As used in this Agreement, the following terms shall have the respective meanings set forth below:

“Acquisition” means a purchase or other acquisition, direct or indirect, by any Person of all or substantially all of the assets or all or substantially all of the business of any other Person or of a line of business of any other Person (whether by acquisition of Equity Interests, assets, permitted merger or any combination thereof).

“Administrative Agent” means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in substantially the form of Exhibit E-2 or any other form approved by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Aggregate Commitments” means the Commitments of all the Lenders.

“Agreement” means this Credit Agreement as the same may hereafter be modified, supplemented or amended from time to time.

“Amendment Effective Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01.

“Applicable Margin” means the following interest rate margins (expressed in basis points per annum), based upon the Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(a):

Pricing Level	Leverage Ratio	Applicable Margin for Eurodollar Rate Loans	Applicable Margin for Base Rate Loans
1	<1.25:1	137.5 basis points	37.5 basis points
2	>1.25:1 but <1.75:l	150 basis points	50 basis points
3	>1.75:1 but <2.25:1	175 basis points	75 basis points
4	>2.25:1 but <2.75:l	200 basis points	100 basis points
5	>2.75:1 but <3.00:l	225 basis points	125 basis points
6	>3:00:1	250 basis points	150 basis points

Any increase or decrease in the Applicable Margin resulting from a change in the Leverage Ratio shall become effective two Business Days after the date that the Administrative Agent receives a duly completed Compliance Certificate pursuant to Section 6.02(a); provided, however, that if the Administrative Agent fails to receive a Compliance Certificate on the due date therefor provided in Section 6.02(a), then until (but only until) such Compliance Certificate is thereafter received, the Applicable Margin shall continue to be based on the Pricing Level then in effect; provided that, if such Compliance Certificate indicates a change in the Leverage Ratio that results in an increase in the Applicable Margin, such increase shall be retroactive to a date two Business Days after the due date for such Compliance Certificate.

As of the Amendment Effective Date, Pricing Level 3 shall apply.  Pricing Level 3 shall remain in effect until two Business Days after the date that the Administrative Agent receives a duly completed Compliance Certificate pursuant to Section 6.02(a) as of March 31, 2012.

“Applicable Percentage” means with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the Total Outstandings held by such Lender at such time pursuant to its Commitment.  The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means, collectively, MLPF&S and Union Bank, N.A., in their capacities as co-lead arrangers.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit E-1 or any other form approved by the Administrative Agent.

“Attributable Indebtedness” means, on any date, (a) in respect of any capital lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.

“Audited Financial Statements” means the audited consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal year ended September 30, 2010, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Borrower and its Subsidiaries, including the notes thereto.

“Automatically Continued Loans” has the meaning specified in Section 2.02 (a).

“Bank of America” means Bank of America, N.A. and its successors.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate,” and (c) the Eurodollar Rate (calculated in accordance with clause (b) of the definition of Eurodollar Rate) plus 1.00%.  The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.  Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrower’s Capital Stock” means all Equity Interests and Common Stock Units of the Borrower outstanding from time to time and all securities and other property distributed in respect of or in exchange for such stock.

“Borrowing” means a borrowing hereunder consisting of Committed Loans made to the Borrower by the Lenders on the Amendment Effective Date pursuant to Section 2.01 or Optional Loans made to the Borrower by one or more of the Lenders on or after the Amendment Effective Date pursuant to Section 2.16.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and, if such day relates to any Eurodollar Rate Loan, means any such day that is also a London Banking Day.

“Capital Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities during that period and including Capitalized Lease Obligations of the Borrower and its Subsidiaries during such period) that, in conformity with GAAP, are required to be capitalized and reflected in the property, plant and equipment or similar fixed asset accounts in the consolidated balance sheet of the Borrower and its Subsidiaries; provided, however, that any such expenditures for which another Person is contractually obligated to pay or otherwise reimburse the Borrower shall be excluded from the definition of Capital Expenditures.

“Capitalized Lease” means any lease (or other agreement conveying the right to use) of real or personal property by a Person as lessee or guarantor which would, in conformity with GAAP, be required to be accounted for as a capital lease on the balance sheet of that Person.

“Capitalized Lease Obligations” means all obligations under Capitalized Leases of a Person that would, in conformity with GAAP, appear on a balance sheet of that Person.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

“Change of Control” means an event or series of events by which any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 51% or more of the equity securities of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right).

“Code” means the Internal Revenue Code of 1986.

“Commitment” means, as to each Lender, its obligation to make a Committed Loan to the Borrower on the Amendment Effective Date pursuant to Section 2.01 in an original principal amount not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01.

“Committed Loan” means, in respect of a Lender on the Amendment Effective Date, the term loan to be made by such Lender to the Borrower on the Amendment Effective Date pursuant to Section 2.01.

“Common Stock” means the common stock of the Borrower.

“Common Stock Units” means the common stock units of the Borrower issued from time to time pursuant to the AECOM Technology Corporation Deferred Compensation Plan (formerly known as the AECOM Technology Corporation Stock Purchase Plan), as amended from time to time.

“Compliance Certificate” means a certificate substantially in the form of Exhibit D.

“Consolidated EBITDA” means, for each period of four (4) consecutive Fiscal Quarters, an amount equal to the sum of (a) Consolidated Net Income for such period, plus (b) Consolidated Interest Expense for such period, plus (c) 100% of the principal contributions for such period accrued for stock match programs for employees, consultants and Directors for purchases of the Borrower’s Capital Stock, plus (d) the amount of Taxes expensed, based on or measured by income, used or included in the determination of Consolidated Net Income for such period, plus (e) the amount of depreciation and amortization expense deducted in determining Consolidated Net Income for such period, plus (f) extraordinary losses included in the determination of Consolidated Net Income for such period, plus (g) non-cash discounts and matches under 401(k) plans, the AECOM Employee Stock Purchase Plan or any similar plans and other accrual of stock-based compensation expense (including stock appreciation rights) for such period, minus (h) extraordinary gains included in the determination of Consolidated Net Income for such period; provided, however, that with respect to a Subsidiary acquired within such period or any Investment permitted hereunder and made during such period, the Borrower may also include items (a) through (g) above for such acquired Subsidiary or such Investment for such entire period in the determination of Consolidated EBITDA for such period to the extent that either:

(A)          the Borrower has provided to the Administrative Agent, and shall make available to the Lenders upon request, (1) financial statements for that entity for the portion of such period occurring prior to its acquisition or proposed acquisition, and (2) the most recent year-end audited financial statements for that entity (which audited statements must be as of a date occurring within five Fiscal Quarters of such entity prior to the acquisition date (even if such date is prior to such period and, therefore, such audited statements are not actually used in computing Consolidated EBITDA for such period)); or

(B)           if the Borrower has not provided to the Administrative Agent the audited financial statements for the entity described in clause (A)(2) above, but the Borrower has provided to the Administrative Agent, and made available to the Lenders upon request, the financial statements for that entity described in clause (A)(1) above and the most recent year-end unaudited financial statements for the entity (which unaudited financial statements must satisfy the timing requirements described in the parenthetical reference in clause (A)(2) above), provided that the Borrower may not (i) include pursuant to this clause (B) more than $35,000,000 of the net sum of items (a) through (g) above for any single such acquisition or investment, nor more than $50,000,000 of the net sum of items (a) through (g) above in the aggregate for all such acquisitions or investments made in any period of four (4) consecutive Fiscal Quarters nor (ii) include pursuant to this clause (B) the net sum of items (a) through (g) above for such period, whether for single acquisitions or investments or for all acquisitions and investments during such period, in an aggregate amount in excess of the aggregate amount the Borrower is permitted to include in the determination of Consolidated EBITDA for such items for such period for all purposes under the Note Purchase Agreement, except to the extent the corresponding definitions or covenants in the Note Purchase Agreement cease to apply;

provided, further, however, that notwithstanding the definition of “Consolidated Net Income” herein, if the Borrower or its applicable Subsidiary completes during such period any Investment set forth on Schedule 1.01, the Borrower may also include the actual amounts of items (a) through (g) above attributable solely to the Borrower’s (or its Subsidiary’s) Minority Investment set forth on Schedule 1.01 for the portion of such period prior to the date of the Borrower’s (or its Subsidiary’s) Investment set forth on Schedule 1.01 and may annualize such amounts for such entire period in the determination of Consolidated EBITDA for such period subject to clause (A) or clause (B) above.  Such EBITDA credit for the Borrower’s Minority Investment set forth on Schedule 1.01 shall become effective upon the effectiveness of an amendment to the Note Purchase Agreement such that such items are also similarly included in determining Consolidated EBITDA for all purposes under the Note Purchase Agreement or to the extent the corresponding definitions or covenants in the Note Purchase Agreement cease to apply.

“Consolidated Funded Debt” means, as of any date of determination, all Indebtedness of the Borrower and its Subsidiaries on a consolidated basis excluding obligations relating to Performance Contingent Obligations, the Borrower’s payment obligations with respect to its Preferred Stock and net obligations of the Borrower and its Subsidiaries under any Swap Contract.

“Consolidated Interest Expense” means, for any period, total interest expense of the Borrower and its Subsidiaries on a consolidated basis accrued in that period as shown in the

Borrower’s profit and loss statement for that period, determined in accordance with GAAP, including commitment fees owed with respect to the unused portion of the Commitments under (and as defined in) the Revolving Credit Agreement, other fees hereunder, charges in respect of Financial Letters of Credit, the portion of any Capitalized Lease Obligations allocable to interest expense, but excluding (i) amortization, expensing or write-off of financing costs or debt discount or expense, (ii) amortization, expensing or write-off of capitalized private equity transaction costs, to the extent such costs are treated as interest under GAAP, and (iii) the portion of the upfront costs and expenses for Swap Contracts (to the extent included in interest expense) fairly allocated to such Swap Contracts as expenses for such period, less interest income on Swap Contracts for that period and Swap Contracts payments received.

“Consolidated Net Income” means, for any period, the net earnings (or loss) after Taxes of the Borrower and its Subsidiaries on a consolidated basis for such period taken as a single accounting period, determined in accordance with GAAP, provided that there shall be excluded therefrom (a) portions of income properly attributable to minority interests, if any, in the stock and surplus of such Subsidiaries held by anyone other than the Borrower or any of its Subsidiaries, and (b) except as set forth in the definition of Consolidated EBITDA above or to the extent of dividends or other distributions actually paid to the Borrower or its Subsidiaries by such Person during such period, the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of the Borrower or is merged with or into the Borrower or any of its Subsidiaries or such Person’s assets are acquired by the Borrower or any of its Subsidiaries.

“Consolidated Net Worth” means, at any date, the consolidated stockholders’ equity of the Borrower and its Subsidiaries determined in accordance with GAAP, plus redeemable Common Stock and Common Stock Units shown on the Borrower’s consolidated balance sheet, plus an amount equal to the principal amount or liquidation preference of issued and outstanding Preferred Stock of the Borrower.

“Consolidated Priority Indebtedness” means all Priority Indebtedness of the Borrower and its Subsidiaries (but not Tax Arrangement Priority Indebtedness) determined on a consolidated basis eliminating inter-company items.

“Consolidated Total Capitalization” means as of the date of any determination thereof, the sum of (a) Consolidated Funded Debt plus (b) Consolidated Net Worth.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Customary Permitted Liens” means (a) Liens (other than Environmental Liens and any Lien imposed under ERISA) for Taxes, assessments or charges of any Governmental Authority or claims not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with the provisions of GAAP, (b) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen, customs and revenue authorities and other Liens (other than any Lien imposed under ERISA) imposed by law and created in the ordinary course of business for amounts not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with the provisions of GAAP, (c) Liens (other than any Lien imposed under ERISA) incurred or deposits made in the ordinary course of business (including, without limitation, surety bonds and appeal bonds and Liens securing obligations under indemnity agreements for surety bonds) or other Liens in connection with workers’ compensation, unemployment insurance and other types of social security benefits, (d) Liens consisting of any right of offset, or statutory or consensual banker’s lien, on bank deposits or securities accounts maintained in the ordinary course of business so long as such bank deposits or securities accounts are not established or maintained for the purpose of providing such right of offset or banker’s lien, (e) easements (including, without limitation, reciprocal easement agreements and utility agreements), rights-of-way, covenants, consents, reservations, encroachments, variations and other restrictions, charges or encumbrances (whether or not recorded), which do not interfere materially with the ordinary conduct of the business of the Borrower or its Subsidiaries and which do not materially detract from the value of the property to which they attach or materially impair the use thereof to the Borrower or its Subsidiaries, (f) building restrictions, zoning laws and other similar statutes, law, rules, regulations, ordinances and restrictions, now or at any time hereafter adopted by any Governmental Authority having jurisdiction, and (g) UCC-1 and similar filings in connection with sales of receivables in connection with energy service company projects.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to (i) the Base Rate plus (ii) the Applicable Margin applicable to Base Rate Loans plus (iii) 2% per annum; provided, however, that with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including the Applicable Margin) otherwise applicable to such Loan plus 2% per annum.

“Defaulting Lender” means any Lender that, as reasonably determined by the Administrative Agent, (a) has failed to perform any of its funding obligations hereunder within three Business Days after the date required to be funded by it hereunder unless the subject of a good faith dispute, (b) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder unless the subject of a good faith dispute, (c) has failed, within three Business Days after written request by the Administrative Agent, to confirm in a manner satisfactory to the Administrative Agent that it will comply with its funding obligations, provided that any such Lender shall cease to be a Defaulting Lender under this clause (c) upon receipt of such confirmation by the Administrative Agent, or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority.

“Director” means a member of the Board of Directors of the Borrower.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any political subdivision of the United States.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.06(b)(iii), and (v) (subject, in the case of Lenders invited by the Borrower to make Optional Loans, to such consents, if any, as may be required pursuant to Section 2.16(c) and, otherwise, to such consents, if any, as may be required under Section 10.06(b)(iii)).

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Lien” means a Lien in favor of any Governmental Authority for any liability under any Environmental Laws, or damages arising from or costs incurred by such Governmental Authority in response to a release or threatened release of a hazardous or toxic waste, substance or constituent, or other substance into the environment.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA, in either case, resulting in material liability to the Borrower; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate any Pension Plan in a distress termination under Section 4041(c) of ERISA; (e) the initiation by the PBGC of proceedings to terminate a Pension Plan; (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) notification of a determination that any Multiemployer Plan is in endangered or critical status within the meaning of Section 432 of the Code; or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Company or any ERISA Affiliate.

“Eurodollar Rate” means:

(a)           for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to (i) the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or such other commercially available source providing quotations of BBA LIBOR as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two London Banking Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period or, (ii) if such rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two London Banking Days prior to the commencement of such Interest Period; and

(b)           for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to (i) BBA LIBOR, at approximately 11:00 a.m., London time determined two London Banking Days prior to such date for Dollar deposits being delivered in the London interbank market for a term of one month commencing that day or (ii) if such published rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the date of determination in same day funds in the approximate amount of the Base Rate Loan being made or maintained and with a term equal to one month would be offered by Bank of America’s London Branch to major banks in the London interbank Eurodollar market at their request at the date and time of determination.

“Eurodollar Rate Loan” means a Loan that bears interest at a rate based on clause (a) of the definition of “Eurodollar Rate.”

“Event of Default” has the meaning specified in Section 8.01.

“Excluded Foreign Subsidiary” means any Foreign Subsidiary in respect of which the incurring of Guarantees with respect to any Obligation of any Loan Party would, in the good faith judgment of the Company, result in adverse tax consequences to the Loan Parties and their Subsidiaries; provided, however, that the Administrative Agent and the Company may agree that, despite the foregoing, any such Subsidiary shall not be an “Excluded Foreign Subsidiary.”

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the Laws of which such recipient is organized or in which its principal office is located or as a result of a present or former connection between such recipient and the jurisdiction (other than a connection arising solely from such recipient having executed, delivered, or performed its obligations or having received a payment under, or enforced its rights or remedies under, this Agreement or any other Loan Document) or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which the Borrower is located, (c) any backup withholding tax that is required by the Code to be withheld from amounts payable to a Lender that has failed to comply with clause (A) of Section 3.01(e)(ii) or Section 3.01(c), (d) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 10.13), any United States withholding tax that (i) is required to be imposed on amounts payable to such Foreign Lender pursuant to the Laws in force at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or (ii) is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with clause (B) of Section 3.01(e)(ii), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 3.01(a)(ii) or (c), (e) any taxes imposed under FATCA, and (f) all liabilities, penalties, and interest incurred with respect to any of the foregoing.

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“FATCA” means Sections 1471 through 1474 of the Code and any regulations thereunder and official interpretations thereof.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“Financial Letter of Credit” means a standby Letter of Credit supporting indebtedness owing to third parties.

“Fiscal Quarter” means a fiscal quarter of the Borrower, as the Borrower may designate in a notice to the Administrative Agent.

“Fiscal Year” means the fiscal year of the Borrower, which shall be the 52-53 week period ending on the Friday closest to September 30 in each year or such other period as the Company may designate in a notice to the Administrative Agent.

“Fixed Charge Coverage Ratio” means, as of the last day of any Fiscal Quarter, the ratio of (A) Consolidated EBITDA for the last four Fiscal Quarters minus Capital Expenditures for the last four Fiscal Quarters to (B) the sum of (i) Consolidated Interest Expense during such period, (ii) without duplication, the current portion (i.e. the portion due and payable within the next twelve months) of long-term, interest-bearing indebtedness of the Borrower and its Subsidiaries (meaning for this purpose only, the current portion of long term debt owing to banks, insurance companies, other financial institutions, and notes issued by the Borrower or any of its Subsidiaries to shareholders in conjunction with an acquisition), excluding (a) the final payment of principal on the Committed Loans and Optional Loans, if any, due and payable on the Maturity Date and (b) the final payment of principal on the Indebtedness under the Revolving Credit Agreement due and payable on the Termination Date under (and as defined in) the Revolving Credit Agreement; (iii) income taxes paid by the Borrower during the preceding four Fiscal Quarters, and (iv) cash dividends made on Borrower’s Capital Stock during the preceding four Fiscal Quarters.

“Foreign Holding Company” means any Domestic Subsidiary all or substantially all of the assets of which consist of equity interests in Excluded Foreign Subsidiaries.

“Foreign Lender” means any Lender that is organized under the Laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.  For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means any Subsidiary that is not a “United States person” as defined in Section 7701(a)(30) of the Code organized under the laws of a jurisdiction other than the United States, a State thereof or the District of Columbia.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, applied consistently with past practices, subject to changes in GAAP as contemplated by Section 1.03(b).

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person,  without duplication, any (a) obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided, that, for purposes hereof, the amount of any such “Guarantee” shall be deemed to be the lesser of the value of the obligation so secured or the value of the collateral subject to such Lien.  The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.  The term “Guarantee” as a verb has a corresponding meaning.

“Guarantors” means, collectively, (a) as of the Amendment Effective Date, all Subsidiaries of the Borrower that are Significant Subsidiaries on the Amendment Effective Date and (b) as of any date after the Amendment Effective Date, (i) all Subsidiaries of the Borrower that were Significant Subsidiaries on the Amendment Effective Date and that remain Significant Subsidiaries on such date after the Amendment Effective Date, and (ii) all Subsidiaries of the Borrower that become Significant Subsidiaries after the Amendment Effective Date and that become a party to the Guaranty in accordance with Section 6.12; provided, however, in no event shall any Foreign Holding Company be a Guarantor, even if as of any date such Foreign Holding Company is a Significant Subsidiary.

“Guaranty” means the Guaranty made by the Guarantors in favor of the Administrative Agent and the Lenders, substantially in the form of Exhibit F.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hostile Acquisition” means an Acquisition (a) of all or substantially all of the Equity Interests of a Person through a tender offer or similar solicitation of the owners of such Equity Interests which has not been approved (prior to the consummation of such Acquisition) by the board of directors (or any other applicable governing body) of such Person or by similar or other appropriate action if such Person is not a corporation and (b) as to which, at the time of consummation of such Acquisition, any such prior approval has been withdrawn.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)           all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)           all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, and similar instruments (other than Performance Contingent Obligations and contingent obligations under or relating to bank guaranties or surety bonds);

(c)           net obligations of such Person under any Swap Contract if and to the extent such obligations would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

(d)           all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable or similar obligation to a trade creditor in the ordinary course of business and other than any contingent earn-out obligation or other contingent obligation related to an acquisition or Investment permitted hereunder));

(e)           indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f)            Attributable Indebtedness; and

(g)           all Guarantees of such Person in respect of any of the foregoing (other than Performance Contingent Obligations).

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is non-recourse to such Person (whether expressly, by operation of law or otherwise).  The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.  For all purposes hereof, with regard to the aggregate Series B Notes (as defined in the Note Purchase Agreement) or any other Indebtedness issued at an original issue discount, the aggregate obligations thereunder shall equal, at any date of measurement, the accreted value thereof in accordance with GAAP.  The amount of any capital lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.  Notwithstanding the foregoing, Indebtedness of the Borrower and its Subsidiaries shall not include (i) indebtedness of partnerships or joint ventures of which the Borrower or any Subsidiary is a general partner or member to the extent such indebtedness is non-recourse (whether expressly, by operation of law or otherwise) to the Borrower or such Subsidiary or its assets, (ii) an amount equal to the lesser of (A) the principal amount of Indebtedness supported by letters of credit, and (B) the face amount of such letters of credit, (iii) the liquidation preference of any Preferred Stock, (iv) effective on the date of either an amendment to the Note Purchase Agreement to the same effect or the corresponding definitions or covenants in the Note Purchase Agreement ceasing to apply, Indebtedness of the Borrower or any Subsidiary other than Indebtedness described in clause (i) above that is non-recourse to the Borrower or such Subsidiary and is incurred by or in support of the business of the Borrower’s AECOM Capital initiative, and (v) the amount of any obligations incurred in connection with sales of receivables related to energy service company projects to the extent such obligations do not constitute indebtedness under GAAP.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitees” has the meaning specified in Section 10.04(b).

“Information” has the meaning specified in Section 10.07.

“Interest Payment Date” means, (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, the last Business Day of each March, June, September and December and the Maturity Date.

“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan (including any such Automatically Continued Loan) and ending on the date one, two, three or six months thereafter, as selected by the Borrower in its Loan Notice or Notice of Conversion/Continuation (or as contemplated by the provisions of this Agreement relating to Automatically Continued Loans); provided that:

(a)           any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Rate Loan, such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b)           any Interest Period pertaining to a Eurodollar Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c)           no Interest Period shall extend beyond the Maturity Date.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person in other Persons, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees Indebtedness of such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit.  For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IRS” means the United States Internal Revenue Service.

“Joint Venture” means a joint venture, partnership or similar arrangement formed for the purpose of performing a single project or series of related projects, whether in corporate, partnership or other legal form; provided that, in no event shall a Subsidiary be considered a “Joint Venture.”

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lender” has the meaning specified in the introductory paragraph hereto.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Letter of Credit” means a letter of credit issued by any Issuing Lender under (and as defined in) the Revolving Credit Agreement.

“Leverage Ratio” means, at any date of determination thereof, the ratio of (a) Consolidated Funded Debt plus, without duplication, all unreimbursed drawings under any Letter of Credit existing as of such date, to (b) Consolidated EBITDA for the four Fiscal Quarters most recently ended for which financial statements are available.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any easement, right of way or other encumbrance on title to real property.

“Loan” means, individually, a Committed Loan or an Optional Loan, and “Loans” means, collectively, the Committed Loans and the Optional Loans.

“Loan Documents” means, collectively, this Agreement, each Note and the Guaranty.

“Loan Notice” means a notice of request for the Committed Loans or for an Optional Loan to be delivered by the Borrower to the Administrative Agent, which shall be substantially in the form of Exhibit A.

“Loan Parties” means, collectively, the Borrower and each Guarantor.

“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Margin Regulations” means Regulations U and X of the FRB.

“Material Acquisition” means a Permitted Acquisition for which the total purchase consideration payable to the applicable Loan Party is $30,000,000 or more.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, assets, properties, liabilities (actual or contingent) or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole; provided that a Material Adverse Effect shall not include:  (i) conditions (or changes therein) generally affecting participants in the engineering and construction industry; (ii) changes in general economic or political conditions in the United States, in any country in which the Borrower or its Subsidiaries conducts business or in the global economy as a whole, provided that such conditions or changes do not disproportionately adversely affect the Company and its Subsidiaries relative to the effect on other industry participants; (iii) any generally applicable change in law or generally accepted accounting principles or interpretation of any of the foregoing; and (iv) effects arising out of acts of terrorism or war or the escalation or worsening thereof, weather conditions or other force majeure events; (b) a material impairment of the rights and remedies of the Administrative Agent or any Lender under any Loan Document, or of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

“Maturity Date” means the later of (a) the Scheduled Maturity Date and (b) if maturity is extended pursuant to Section 2.15, such extended maturity date as determined pursuant to such Section; provided, however, that if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.

“Minority Investment” means an Investment by the Borrower or any Subsidiary in the Capital Stock of another Person (other than the Borrower or any Subsidiary) whose primary business at such time is the same as that of the Borrower that results in the direct ownership by the Borrower or a Subsidiary of less than 50% of the outstanding Equity Interests of such other Person, irrespective of whether the board of directors (or other governing body) of such Person has approved such Investment; provided, that a “Minority Investment” shall not include (i) any Investments existing on the Amendment Effective Date or set forth on Schedule 7.02, (ii) Investments in Joint Ventures permitted pursuant to Section 7.02(b), (iii) Investments in any securities received in satisfaction or partial satisfaction from financially troubled account debtors or (iv) Investments made or deemed made as a result of the receipt of non-cash consideration in connection with Dispositions otherwise permitted hereunder.

“MLPF&S” means of Merrill Lynch, Pierce, Fenner & Smith Incorporated, in its capacities as the Left Lead Arranger and the Sole Book Manager.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including the Borrower or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“Net Cash Proceeds” means, with respect to any Disposition, without duplication, the sum of:

(a)           the cash and cash equivalent proceeds received by or for the account of the Borrower or any of its Subsidiaries attributable to such Disposition;

(b)           the amount of cash and cash equivalents received by or for the account of the Borrower or any of its Subsidiaries upon the sale, conversion, collection or other liquidation of any Non-Cash Proceeds attributable to such Disposition (but only as and when so received); and

(c)           the amount of cash and cash equivalents in respect of any run-off of receivables less payments on associated liabilities, in each case retained in connection with a Disposition constituting a sale of all or substantially all of the other assets or a line of business of the Person making the disposition (but only as and when so received);

in each case net of any amount required to be paid to any Person (other than the Borrower or any Subsidiary) owning a beneficial interest in the stock or other assets disposed of, any amount applied to the repayment of Indebtedness (other than the Obligations) secured by a Lien permitted under Section 7.01 on the asset disposed of, any income or transfer taxes paid or payable as a result of such Disposition and professional fees and expenses, broker’s commissions and other out-of-pocket costs of sale actually paid to any Person (other than the Borrower or any Subsidiary) attributable to such Disposition.

“Non-Cash Proceeds” means any notes, debt securities, other rights to payment, equity securities and other consideration received from a Disposition, except cash and cash equivalents.

“Note” means a promissory note made by the Borrower in favor of a Lender evidencing the Committed Loan made by such Lender, substantially in the form of Exhibit B.

“Note Purchase Agreement” means that certain Note Purchase Agreement, dated as of June 28, 2010, pursuant to which the Borrower issued $175,000,000 of 5.43% Senior Notes, Series A, due July 7, 2020 and $125,000,000 1.00% Senior Discount Notes, Series B, due July 7, 2022, as the same may be supplemented, amended, amended and restated, or otherwise modified from time to time.

“Notice of Conversion/Continuation” means a notice of continuation of Eurodollar Rate Loans or of conversion of Loans (or portions thereof) from one Type to the other, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit C.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such (or a portion of the Loans) proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Optional Loans” has the meaning specified for such term in Section 2.16 (a).

“Optional Loan Amortization Start Date” has the meaning specified for such term in Section 2.16 (f).

“Optional Loan Effective Date” has the meaning specified for such term in Section 2.16 (d).

“Optional Loan Principal Payment Date” has the meaning specified for such term in Section 2.16 (f).

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Outstanding Amount” means, on any date, the aggregate outstanding principal amount of the Loans after giving effect to any prepayments or repayments thereof, as the case may be, occurring on such date.

“Participant” has the meaning specified in Section 10.06(d).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Act” means the Pension Protection Act of 2006.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Section 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by the Borrower and any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.

“Performance Contingent Obligations” means any bid, performance or similar project related bonds, parent company guarantees, bank guaranties or surety bonds or Performance Letters of Credit.

“Performance Letter of Credit” means a standby Letter of Credit used directly or indirectly to cover bid, performance, advance and retention obligations, including, without limitation, Letters of Credit issued in favor of sureties who in connection therewith cover bid, performance, advance and retention obligations.

“Permitted Acquisition” means any Acquisition by the Borrower or any of its Subsidiaries, provided that: (i) such Investment is not a Hostile Acquisition; and (ii) after giving pro forma effect to the consummation of such Acquisition, no Default or Event of Default shall have occurred and be continuing.

“Permitted Capital Stock Buybacks” means the acquisition by the Borrower of shares of the Borrower’s Capital Stock provided that:

(a)           no Default or Event of Default shall have occurred and be continuing both before and immediately after giving effect to such acquisition; and

(b)           such acquisition shall not be in violation of the Margin Regulations.

“Permitted Liens” has the meaning specified in Section 7.01.

“Permitted Minority Investment” means a Minority Investment, provided that the aggregate consideration for such Minority Investment and for all other Minority Investments made in any Fiscal Year shall not exceed: (a) for the Fiscal Year 2011, $50,000,000; (b) for the Fiscal Year 2012, the sum of (i) 10% of Consolidated Net Worth as of the last day of the Fiscal Year 2011 and (ii) the amount, if any, by which the aggregate Minority Investments for the Fiscal Year 2011 was less than $50,000,000; and (c) for each Fiscal Year after the Fiscal Year 2012, the sum of (i) 10% of Consolidated Net Worth as of the last day of the immediately preceding Fiscal Year and (ii) 50% of the amount, if any, by which the aggregate Minority Investments for the immediately preceding Fiscal Year was less than the applicable foregoing limit for such Fiscal Year.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plans” means the AECOM Technology Corporation Retirement Savings Plan, and the associated trust, and any corresponding plan outside the U.S. and any associated trust, including, without limitation, the plans listed in Schedule 6.10, as such plans and trusts may from time to time be supplemented, modified or amended, but including any successor or replacement plan.

“Platform” has the meaning specified in Section 6.02.

“Preferred Stock” means any class of preferred stock of the Borrower.

“Priority Indebtedness” means (a) any Indebtedness of the Borrower secured by a Lien permitted solely under Section 7.01(j) and (b) any Indebtedness of a Subsidiary; provided that there shall be excluded from any calculation of Priority Indebtedness the Indebtedness of any Subsidiary evidenced by (i) a Guarantee of the Indebtedness of the Borrower owing pursuant to the Revolving Credit Agreement, the Note Purchase Agreement or this Agreement and (ii) a Guarantee delivered by a Guarantor of other Indebtedness of the Borrower.

“Public Lender” has the meaning specified in Section 6.02.

“Register” has the meaning specified in Section 10.06(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Required Lenders” means, as of any date of determination, at least two Lenders holding more than 50% of the Total Outstandings; provided that the portion of the Total Outstandings held, or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Responsible Officer” means the chief executive officer, president, chief financial officer, senior vice president, treasurer, assistant treasurer or controller of a Loan Party and solely for purposes of the delivery of incumbency certificates pursuant to Section 4.01, the secretary or any assistant secretary of a Loan Party.  Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to the Borrower’s stockholders, partners or members (or the equivalent Person thereof).

“Revolving Credit Agreement” means the Credit Agreement dated as of August 31, 2007 among the Borrower, the Subsidiary Borrowers identified therein, Bank of America, as Administrative Agent, the other Agents identified therein, and the Lender party thereto, as amended and restated pursuant to the Third Amended and Restated Credit Agreement, dated as of July 20, 2011 and as the same has been or may hereafter be further modified, supplemented, amended or amended and restated from time to time.

“Scheduled Maturity Date” means July 20, 2016.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Significant Subsidiary” means any direct or indirect domestic Subsidiary of the Borrower that individually, without duplication or consolidation with any other Subsidiary, (a) has assets with a book value that total 5% or more of the book value of all assets of the Borrower and its Subsidiaries on a consolidated basis, or (b) has the net sum of items (a) through (g) of the definition of Consolidated EBITDA that is 5% or more of Consolidated EBITDA in any fiscal year.  Notwithstanding the foregoing, any Significant Subsidiary whose assets or earnings (the term “earnings” defined as the net sum of items (a) through (g) of the definition of the Borrower’s Consolidated EBITDA) fall below the foregoing 5% test at any Fiscal Year end shall not thereafter be considered a Significant Subsidiary hereunder until such time as it does meet such test.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Synthetic Lease Obligation” means the monetary obligation of a Person under a so-called synthetic, off-balance sheet or tax retention lease.

“Tax Arrangement” means any tax arrangement or structure among the Borrower and its Subsidiaries that:

(a)           is entered into or created pursuant to advice from any of Ernst & Young, KPMG, PricewaterhouseCoopers, Deloitte Touche Tohmatsu, their respective Affiliates or any other nationally recognized tax advisory firm and a copy of such advice is either delivered or made available to the Administrative Agent and the Lenders;

(b)           requires that one or more Subsidiaries (but not the Borrower) directly incur Indebtedness;

(c)           is intended to enable the Borrower and/or its Subsidiaries to realize tax savings in connection with (i) repatriation of cash at lower tax rates than would be the case absent such tax arrangement or structure or (ii) qualifying for tax credits, tax deductions or other tax incentives greater than the cost of structuring and implementing such tax arrangement or structure, provided that, for the avoidance of doubt, any interest deduction on such Indebtedness shall not be considered as a tax credit, tax deduction or other tax incentive; and

(d)           complies with applicable laws and regulations.

“Tax Arrangement Priority Indebtedness” means Priority Indebtedness incurred by a Subsidiary of the Borrower pursuant to a Tax Arrangement.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans.

“Type” means with respect to a Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“United States” and “U.S.” mean the United States of America.

“Wholly-Owned Subsidiary” means any Subsidiary for which all of the voting shares of Equity Interests or other ownership interests (except directors’ qualifying shares) are at the time directly or indirectly owned by the Borrower or one or more of its other Wholly-Owned Subsidiaries.

1.02        Other Interpretive Provisions.  With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)           The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto,” “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)           In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c)           Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03        Accounting Terms.

(a)           Generally.  All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, as in effect from time to time, except as otherwise specifically prescribed herein.  Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of any fair value adjustment recorded under FASB ASC 825 on financial liabilities shall be disregarded.

(b)           Changes in GAAP.  If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith as expeditiously as possible but without any deadline to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended,

(i) such ratio or requirement shall continue to be computed (and the Borrower’s compliance with such ratio or requirement shall continue to be determined) in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

1.04        Rounding.  Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05        Times of Day.  Unless otherwise specified, all references herein to times of day shall be references to Pacific time (daylight or standard, as applicable).

ARTICLE II.
THE LOANS

2.01        Committed Term Loans.

(a)           Subject to the terms and conditions set forth herein, each Lender agrees to make a term loan to the Borrower on the Amendment Effective Date in a principal amount equal to the amount of such Lender’s Commitment as a Eurodollar Rate Loan with an Interest Period as set forth in the Loan Notice delivered three Business Days prior to the Amendment Effective Date.  Any principal amount of the term loans made by the Lenders to the Borrower under this Section 2.01(a) that is repaid or prepaid may not be reborrowed.

(b)           The Borrowing under this Section 2.01 on the Amendment Effective Date shall be made by the Lenders ratably in accordance with their respective Commitments.  The failure of any Lender to make the Committed Loan required to be made by it on the Amendment Effective Date pursuant to Section 2.01(a) shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several, and no Lender shall be responsible for any other Lender’s failure to make its Committed Loan as required.

(c)           All Commitments shall terminate on the earlier to occur of (a) the Amendment Effective Date and (b) October 31, 2011.

2.02        Conversions and Continuations of Loans.

(a)           Each conversion of Loans from one Type to the other and each continuation of Eurodollar Rate Loans (other than Automatically Continued Loans) shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone.  Each such notice must be received by the Administrative Agent not later than 11:00 a.m. three Business Days prior to the requested date of any conversion to or continuation of Eurodollar Rate Loans (other than Automatically Continued Loans) or of any conversion of Eurodollar Rate Loans to Base Rate Loans.  Each telephonic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Notice of Conversion/Continuation, appropriately completed and signed by a Responsible Officer of the Borrower.  Each conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $10,000,000 or a whole multiple of $5,000,000 in excess thereof.  Each Notice of Conversion/Continuation (whether telephonic or written) shall specify (i) whether the Borrower is requesting a conversion of Loans from one Type to the other or a continuation of Eurodollar Rate Loans, (ii) the requested date of the conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be converted or continued, (iv) the Type of Loans to which existing Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto.  If the Borrower fails to specify a Type of Loan in a Notice of Conversion/Continuation or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans automatically shall be continued as Eurodollar Rate Loans with an Interest Period of three months (“Automatically Continued Loans”).  All Automatically Continued Loans shall be effective as of the last day of the respective Interest Periods then in effect for such Loans.  If the Borrower requests a conversion to or continuation of Eurodollar Rate Committed Loans in any such Notice of Conversion/Continuation, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of three months.

(b)           Following receipt of a Notice of Conversion/Continuation, if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any Automatically Converted Loans.

(c)           Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan.  During the existence of a Default, no Loans may be converted to or continued as Eurodollar Rate Loans (whether pursuant to a Notice of Conversion/Continuation or as Automatically Continued Loans) without the consent of the Required Lenders.

(d)           The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate.  At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e)           After giving effect to all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than five (5) Interest Periods in effect with respect to the Eurodollar Rate Loans.

2.03        [Reserved].

2.04        [Reserved].

2.05        [Reserved].

2.06        Prepayments.  The Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay the Committed Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Administrative

Agent not later than 11:00 a.m. (A) three Business Days prior to any date of prepayment of Eurodollar Rate Loans and (B) on the date of prepayment of Base Rate Loans; (ii) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $10,000,000 or a whole multiple of $5,000,000 in excess thereof; and (iii) any prepayment of Base Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding.  Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if Eurodollar Rate Loans are to be prepaid, the Interest Period(s) of such Loans.  The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment.  If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.  Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05.  Each such prepayment shall be allocated to the Committed Loans of the Lenders in accordance with the respective Applicable Percentages of the Lenders and applied to the principal payments due pursuant to Section 2.08(a) in order of maturity thereof.

2.07        [Reserved].

2.08        Repayment of Committed Loans.

(a)           The Borrower shall repay the principal balance of the Committed Loans in quarterly installments, each in the amount equal to 5% of the aggregate original principal amount of the Committed Loans, commencing on December 31, 2012 and continuing on the last day of each subsequent Fiscal Quarter, through and including June 30, 2016.

(b)           The Borrower shall repay the remaining outstanding principal balance of the Committed Loans on the Maturity Date.

2.09        Interest.

(a)           Subject to the provisions of subsection (b) below, (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Margin; and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Margin.

(b)           (i)            If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii)           If any amount (other than principal of any Loan) payable by the Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii)          Upon the request of the Required Lenders, while any Event of Default exists, the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iv)          Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)           Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein.  Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.10        Fees.

(a)           The Borrower shall pay to the Administrative Agent for the Administrative Agent’s own account an annual agency fee and shall pay arrangement fees to the respective Arrangers, in each case in the amounts and at the times set forth in the separate fee letter agreements among the Borrower, the Administrative Agent and MLPF&S and between the Borrower and Union Bank, N.A.

(b)           The Borrower shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified.  Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.11        Computation of Interest and Fees; Retroactive Adjustments of Applicable Margin.

(a)           All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to the Eurodollar Rate) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed.  All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year).  Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.13(a), bear interest for one day.  Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

(b)           If at any time within one year of any date of determination of the Leverage Ratio for purposes of calculating the Applicable Margin, as a result of any restatement of or other adjustment to the financial statements of the Borrower or for any other reason, (i) the Leverage Ratio as calculated by the Borrower as of any applicable date was inaccurate and (ii) a proper calculation of the Leverage Ratio would have resulted in higher pricing for such period, the Borrower shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, automatically and without further action by the Administrative Agent or any Lender), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period.  This paragraph shall not limit the rights of the Administrative Agent or any Lender under Article VIII.  The Borrower’s obligations under this paragraph shall survive for a period of one year after the later of the termination of the Aggregate Commitments and the repayment of all other Obligations hereunder.

2.12        Evidence of Debt.  The Committed Loan and any Optional Loan made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business.  The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the respective Loans made by the Lenders to the Borrower and the interest and payments thereon.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations.  In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.  Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Committed Loan in addition to such accounts or records.  Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Committed Loan and payments with respect thereto.

2.13        Payments Generally; Administrative Agent’s Clawback.

(a)           General.  All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff.  Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein.  The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office.  All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.  If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b)           Payments by Borrower; Presumptions by Administrative Agent.  Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the

Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c)                                  Failure to Satisfy Conditions Precedent.  If any Lender makes available to the Administrative Agent funds for the Committed Loan to be made by such Lender on the Amendment Effective Date as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the Committed Loans set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d)                                 Funding Source.  Nothing herein shall be deemed to obligate any Lender to obtain the funds for its Committed Loan to be made on the Amendment Effective Date in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for such Committed Loan in any particular place or manner.

2.14                        Sharing of Payments by Lenders.  If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on the Committed Loan made by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of the Committed Loans and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Committed Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

(i)                                     if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)                                  the provisions of this Section shall not be construed to apply to (x) any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Committed

Loan or to any assignee or Participant, other than an assignment to the Borrower or any Affiliate thereof (as to which the provisions of this Section shall apply).

The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

2.15                        Extension of Maturity Date.

(a)                                  Requests for Extension.  The Borrower may request (an “Extension Request”) one extension of the maturity date of the Committed Loans or any Optional Loans for a period of one or more years following the Scheduled Maturity Date and for other terms consistent with this Section 2.15 and with Section 10.01.  The Borrower shall make any such request by notice to the Administrative Agent (who shall promptly notify the Lenders) not earlier than the first anniversary of the Amendment Effective Date and not later than 35 days prior to the Scheduled Maturity Date, which notice shall set forth the proposed terms of any such Loans (the “Extended Loans”) which shall be identical to the Loans from which they are to be extended except (x) the scheduled final maturity date shall be extended and (y) (A) the interest margins with respect to the Extended Loans may be higher or lower than the interest margins for the extended Loans and/or (B) additional fees may be payable to the Lenders providing such Extended Loans in addition to or in lieu of any increased margins contemplated by the preceding clause (A), in each case, to the extent provided in the applicable Extension Amendment.

(b)                                 Lender Elections to Extend.  Each Lender, acting in its sole and individual discretion, shall, by notice to the Administrative Agent given not later than the date (the “Notice Date”) that is set forth in the Extension Request, which shall not be less than 10 days after the date of the Extension Request, advise the Administrative Agent whether or not such Lender agrees to such extension (and each Lender that determines not to so extend the maturity date of its Committed Loan or Optional Loan, as applicable (a “Non Extending Lender”), shall notify the Administrative Agent of such fact promptly after such determination (but in any event no later than the Notice Date)) and any Lender that does not so advise the Administrative Agent on or before the Notice Date shall be deemed to be a Non Extending Lender.  The election of any Lender to agree to such extension shall not obligate any other Lender to so agree.

(c)                                  Notification by Administrative Agent.  The Administrative Agent shall notify the Borrower of each Lender’s determination under this Section no later than the date 15 days prior to the Scheduled Maturity Date (or, if such date is not a Business Day, on the next preceding Business Day).

(d)                                 Additional Lenders.  The Borrower shall have the right to replace each Non Extending Lender with, and add as “Lenders” under this Agreement in place thereof, one or more Eligible Assignees (each, an “Additional Lender”) as provided in Section 10.13; provided that each of such Additional Lenders shall enter into an Assignment and Assumption pursuant to which such Additional Lender shall, effective as of the Scheduled Maturity Date, purchase at par the outstanding Committed Loan and any Optional Loan of such Non-Extending Lender (and, if any such Additional Lender is already a Lender, such purchased Committed Loan or Option Loan shall be in addition to such Lender’s own outstanding Committed Loan or Option Loan hereunder on such date).

(e)                                  Minimum Extension Requirement.  If (and only if) the total of the aggregate outstanding principal amount of the Committed Loans or Optional Loans, as applicable, of the Lenders that have agreed so to extend the maturity date of their Loans beyond the Scheduled Maturity Date (each, an “Extending Lender”) and the additional Loans of the Additional Lenders shall be more than 50% of the aggregate Outstanding Amount in effect immediately prior to the Scheduled Maturity Date, then, effective as of the Scheduled Maturity Date, the maturity date of the Committed Loan or Optional Loan, as applicable, of each Extending Lender and of each Additional Lender shall be extended to the applicable date requested by the Borrower after the Scheduled Maturity Date (except that, if such date is not a Business Day, such Maturity Date as so extended shall be the next preceding Business Day) and each Additional Lender shall thereupon become a “Lender” for all purposes of this Agreement.

(f)                                    Conditions to Effectiveness of Extensions.  As a condition precedent to such extension, the Borrower shall deliver to the Administrative Agent a certificate of each Loan Party dated as of the Scheduled Maturity Date (in sufficient copies for each Extending Lender and each Additional Lender) signed by a Responsible Officer of such Loan Party (i) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such extension and (ii) in the case of the Borrower, certifying that, before and after giving effect to such extension, (A) the representations and warranties contained in Article V and the other Loan Documents are true and correct in all material respects on and as of the Scheduled Maturity Date, except (1) for representations and warranties which are qualified by the inclusion of a materiality standard, which representations and warranties shall be true and correct in all respects and (2) to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date, and except that for purposes of this Section 2.15, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to subsections (a) and (b), respectively, of Section 6.01, and (B) no Default exists.  On the Scheduled Maturity Date, the Committed Loan and any Optional Loan of each Non-Extending Lender shall mature, and all matured and noncontingent Obligations owed by the Borrower to each Non-Extending Lender shall be due and payable in full.

(g)                                 Extension Amendment.  Extended Loans shall be established pursuant to an amendment (an “Extension Amendment”) to this Agreement (which, except to the extent expressly contemplated by the penultimate sentence of this Section 2.15(g) and notwithstanding anything to the contrary set forth in Section 10.01, shall not require the consent of any Lender other than the Extending Lenders with respect to the Extended Loans established thereby) executed by the Loan Parties, the Administrative Agent and the Extending Lenders. Notwithstanding anything to the contrary in this Section 2.15 and without limiting the generality or applicability of Section 10.01 to any Additional Amendments (as defined below), any Extension Amendment may provide for additional terms and/or additional amendments other than those referred to or contemplated above (any such additional amendment, an “Additional Amendment”) to this Agreement and the other Loan Documents; provided that such Additional Amendments are within the requirements of Section 2.15(a) and do not become effective prior to the time that such Additional Amendments have been consented to (including, without limitation, pursuant to consents applicable to holders of any Extended Loans provided for in any Extension Amendment) by such of the Lenders, Loan Parties and other parties (if any) as may be required in order for such Additional Amendments to become effective in accordance with Section 10.01.

(h)                                 Conflicting Provisions.  This Section shall supersede any provisions in Section 2.13 or 10.01 to the contrary.

2.16                        Optional Loans.

(a)                                  Request for Optional Loans.  Provided there exists no Default, upon notice to the Administrative Agent (which shall promptly notify the Lenders), on the Amendment Effective Date or from time to time thereafter, the Borrower may request additional term loans from the Lenders (“Optional Loans”) in an aggregate principal amount (for all such requests) not exceeding $100,000,000; provided that (i) any such request for Optional Loans shall be in a minimum amount of $10,000,000, and (ii) the Borrower may make a maximum of three (3) such requests for Optional Loans during the term of this Agreement.  At the time of sending such notice, the Borrower (in consultation with the Administrative Agent) shall specify the time period within which each Lender is requested to respond (which shall in no event be less than ten (10) Business Days from the date of delivery of such notice to the Lenders).

(b)                                 Lender Elections to Fund Optional Loans.  Each Lender shall notify the Administrative Agent within such time period whether or not it agrees to fund a portion of any requested Optional Loan and, if so, whether by an amount equal to, greater than, or less than its Applicable Percentage of such requested Optional Loan.  Any Lender not responding within such time period shall be deemed to have declined to fund any portion of such requested Optional Loan.

(c)                                  Notification by Administrative Agent; Additional Lenders.  The Administrative Agent shall notify the Borrower and each Lender of the Lenders’ responses to each request made hereunder.  To achieve the full amount of a requested Optional Loan and subject to the approval of the Administrative Agent (which approval shall not be unreasonably withheld), the Borrower may also invite additional Eligible Assignees to become Lenders pursuant to a joinder agreement in form and substance satisfactory to the Administrative Agent and its counsel.

(d)                                 Effective Date and Allocations.  If any Optional Loan is made in accordance with this Section, the Administrative Agent and the Borrower shall determine the effective date (the “Optional Loan Effective Date”) and the final allocation of such Optional Loan.  The Administrative Agent shall promptly notify the Borrower and the Lenders of the final allocation of such Optional Loan and the Optional Loan Effective Date.

(e)                                  Conditions to Optional Loans.  As a condition precedent to any Optional Loan, the Borrower shall deliver to the Administrative Agent a certificate of each Loan Party dated as of the Optional Loan Effective Date (in sufficient copies for each Lender) signed by a Responsible Officer of such Loan Party (x) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such Optional Loan, and (y) in the case of the Borrower, certifying that, before and after giving effect to such Optional Loan, (A) the representations and warranties contained in Article V and the other Loan Documents are true and correct in all material respects on and as of the Optional Loan Effective Date, except (i) for representations and warranties which are qualified by the inclusion of a materiality standard, which representations and warranties shall be true and correct in all respects, (ii) to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date, and (iii) that for purposes of this Section 2.16, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01, and (B) no Default exists.

(f)                                    Amortization.  The principal balance of each Optional Loan made pursuant to this Section 2.16 shall be payable in quarterly installments.  Such quarterly principal installments shall: commence on the later of (i) December 31, 2012 or (ii) the last day of the Fiscal Quarter of the Borrower immediately following the date of funding of such Optional Loan (as applicable, the “Optional Loan Amortization Start Date”); continue on the last day of each Fiscal Quarter ending thereafter; and conclude on the last day of the Fiscal Quarter of the Borrower ending closest to June 30, 2016 (each such payment date hereinafter being referred to as an “Optional Loan Principal Payment Date”).  Each quarterly principal installment shall be in an amount equal to the following quotient:

The original principal amount of the applicable Optional Loan multiplied by 40%

n

For the purpose of the preceding sentence, “n” shall mean the total number of Optional Loan Principal Payment Dates occurring during the period commencing on the Optional Loan Amortization Start Date and ending on the last day of the Fiscal Quarter of the Borrower ending closest to June 30, 2016.  The Borrower shall repay the remaining outstanding principal balance of each Optional Loan on the Maturity Date.

(g)                                 Voluntary Prepayments.  Voluntary prepayments of Optional Loans shall be made in the same manner and subject to the same terms and conditions as voluntary prepayments of Committed Loans, as set forth in Section 2.06.  The Borrower may prepay all or any portion of either the Committed Loans or the Optional Loans at any time.

(h)                                 Conflicting Provisions.  This Section shall supersede any provisions in Section 2.14 or 10.01 to the contrary.

2.17                        [Reserved].

2.18                        [Reserved].

ARTICLE III.
TAXES, YIELD PROTECTION AND ILLEGALITY

3.01                        Taxes.

(a)                                  Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.

(i)                                     Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall to the extent permitted by applicable Laws be made free and clear of and without reduction or withholding for any Taxes.  If, however, applicable Laws require the Borrower or the Administrative Agent to withhold or deduct any Tax, such Tax shall be withheld or deducted in accordance with such Laws as determined by the Borrower or the Administrative Agent, as the case may be, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.

(ii)                                  If the Borrower or the Administrative Agent shall be required by any applicable Laws to withhold or deduct any Taxes from any payment, then (A) the Borrower or the Administrative Agent, as applicable, shall withhold or make such deductions as are determined by it to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) the Borrower or the Administrative Agent, as applicable, to the extent required by such Laws, shall timely pay the full amount so withheld or deducted to the relevant Governmental Authority in accordance with such Laws, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by the Borrower shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or the applicable Lender receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b)                                 Payment of Other Taxes by the Borrower.  Without limiting the provisions of subsection (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Laws.

(c)                                  Tax Indemnifications.  (i) Without limiting the provisions of subsection (a) or (b) above, the Borrower shall, and does hereby, indemnify the Administrative Agent and each Lender, and shall make payment in respect thereof within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) withheld or deducted by such Borrower or the Administrative Agent or paid by the Administrative Agent or such Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of any such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(ii)                                  Without limiting the provisions of subsection (a) or (b) above, each Lender shall, and does hereby, indemnify the Borrower and the Administrative Agent, and shall make payment in respect thereof within 10 days after demand therefor, against any and all Taxes and any and all related losses, claims, liabilities, penalties, interest and expenses (including the fees, charges and disbursements of any counsel for the Borrower or the Administrative Agent) incurred by or asserted against the Borrower or the Administrative Agent by any Governmental Authority as a result of the failure by such Lender to deliver, or as a result of the inaccuracy, inadequacy or deficiency of, any documentation required to be delivered by such Lender to the Borrower or the Administrative Agent pursuant to subsection (e).  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii).  The agreements in this clause (ii) shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all other Obligations.

(d)                                 Evidence of Payments.  Upon request by the Borrower or the Administrative Agent, as the case may be, after any payment of Taxes by the Borrower or by the Administrative Agent to a Governmental Authority as provided in this Section 3.01, the Borrower shall deliver to the Administrative Agent or the Administrative Agent shall deliver to the Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Borrower or the Administrative Agent, as the case may be.

(e)                                  Status of Lenders; Tax Documentation.  (i) Each Lender shall deliver to the Borrower and to the Administrative Agent, at the time or times prescribed by applicable Laws or when reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Laws or by the taxing authorities of any jurisdiction and such other reasonably requested information as will permit the Borrower or the Administrative Agent, as the case may be, to determine (A) whether or not payments made hereunder or under any other Loan Document are subject to Taxes, (B) if applicable, the required rate of withholding or deduction, and (C) such Lender’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of all payments to be made to such Lender by the Borrower pursuant to this Agreement or otherwise to establish such Lender’s status for withholding tax purposes in the applicable jurisdiction.

(ii)           Without limiting the generality of the foregoing, if the Borrower is resident for tax purposes in the United States,

(A)                              any Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to the Borrower and the Administrative Agent executed originals of Internal Revenue Service Form W-9 or such other documentation or information prescribed by applicable Laws or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent, as the case may be, to determine whether or not such Lender is subject to backup withholding or information reporting requirements; and

(B)                                each Foreign Lender that is entitled under the Code or any applicable treaty to an exemption from or reduction of withholding tax with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Foreign Lender is entitled to do so), whichever of the following is applicable:

I.                                         executed originals of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,

II.                                     executed originals of Internal Revenue Service Form W-8ECI,

III.                                 executed originals of Internal Revenue Service Form W-8IMY and all required supporting documentation,

IV.                                 in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) executed originals of  Internal Revenue Service Form W-8BEN, or

V.                                     executed originals of any other form prescribed by applicable Laws as a basis for claiming exemption from or a reduction in United States Federal withholding tax together with such supplementary documentation as may be prescribed by applicable Laws to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made.

(iii)                               Each Lender shall promptly (A) notify the Borrower and the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (B) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office or the provision of documents of forms required under applicable Laws) to avoid or minimize any requirement of applicable Laws of any jurisdiction that the Borrower or the Administrative Agent make any withholding or deduction for taxes from amounts payable to such Lender.

(iv) If a payment made to the Administrative Agent, any Lender, or any other recipient of any payment to be made by or on account of any obligation of a Loan Party under this Agreement or any other Loan Document would be subject to United States federal withholding Tax imposed under FATCA if such recipient fails to comply with the applicable reporting requirements of FATCA, such recipient shall deliver to the Borrower and the Administrative Agent a certification signed by the chief financial officer, principal accounting officer, treasurer, or controller of such recipient and other documentation reasonably requested by the Borrower or the Administrative Agent sufficient for the Administrative Agent and the Loan Parties to comply with their obligations under FATCA and to determine if such recipient is exempt from withholding under FATCA.

(f)                                    Treatment of Certain Refunds.  Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender, or have any obligation to pay to any Lender, any refund of Taxes withheld or deducted from funds paid for the account of such Lender.  If the Administrative Agent or any Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses incurred by the Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority.  This subsection shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

3.02                        Illegality.  If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to the Eurodollar Rate, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (i) any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurodollar Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice,

(x) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurodollar Rate, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Eurodollar Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal  for such Lender to determine or charge interest rates based upon the Eurodollar Rate.  Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

3.03                        Inability to Determine Rates.  If the Required Lenders determine that for any reason in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan or in connection with an existing or proposed Base Rate Loan, or (c) the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender.  Thereafter, (x) the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended, and (y) in the event of a determination described in the preceding sentence with respect to the Eurodollar Rate component of the Base Rate, the utilization of the Eurodollar Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice.  Upon receipt of such notice, the Borrower may revoke any pending request for a conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Base Rate Loans in the amount specified therein.

3.04                        Increased Costs; Reserves on Eurodollar Rate Loans.

(a)           Increased Costs Generally.  If any Change in Law shall:

(i)                                     impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 3.04(e)); or

(ii)                                  subject any Lender to any tax of any kind whatsoever with respect to this Agreement, or any Eurodollar Rate Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Indemnified Taxes or

Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender); or

(iii)                               impose on any Lender or the London interbank market any other condition, cost or expense (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender) affecting this Agreement or Eurodollar Rate Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan the interest on which is determined by reference to the Eurodollar Rate (or of maintaining its obligation to make any such Loan), or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b)                                 Capital Requirements.  If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)                                  Certificates for Reimbursement.  A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)                                 Delay in Requests.  Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e)                                  Reserves on Eurodollar Rate Loans.  The Borrower shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent manifest error), which shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least 10 days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender.  If a Lender fails to give notice 10 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 10 days from receipt of such notice.

3.05                        Compensation for Losses.  Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a)                                  any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b)                                 any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower; or

(c)                                  any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 10.13;

including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained (excluding loss of anticipated profits).  The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

3.06                        Mitigation Obligations; Replacement of Lenders.

(a)                                  Designation of a Different Lending Office.  If any Lender requests compensation under Section 3.04, or the Borrower is required to pay any additional amount to any Lender, or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)                                 Replacement of Lenders.  If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, the Borrower may replace such Lender in accordance with Section 10.13.

3.07                        Survival.  All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments, repayment of all other Obligations hereunder, and resignation of the Administrative Agent.

ARTICLE IV.
CONDITIONS PRECEDENT TO LOANS

4.01                        Conditions to Funding of Committed Loans.  The obligation of each Lender to fund its Committed Loan to the Borrower on the Amendment Effective Date is subject to satisfaction of the following conditions precedent:

(a)                                  The Administrative Agent’s receipt of the following, each of which shall be originals or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the Borrower on behalf of each Loan Party, each dated the Amendment Effective Date (or, in the case of certificates of governmental officials, a recent date before the Amendment Effective Date) and each in form and substance satisfactory to the Administrative Agent and each of the Lenders:

(i)                                     executed counterparts of this Agreement and the Guaranty, sufficient in number for distribution to the Administrative Agent, each Lender and the Borrower;

(ii)                                  a Note executed by the Borrower in favor of each Lender requesting a Note;

(iii)                               such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of the Borrower on behalf of each Loan Party as the Administrative Agent may require evidencing the identity, authority and capacity of each such Responsible Officer authorized to act on behalf of each Loan Party in connection with this Agreement and the other Loan Documents to which such Loan Party is a party;

(iv)                              such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that the Borrower is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;

(v)                                 a favorable opinion of in-house counsel to the Loan Parties, addressed to the Administrative Agent and each Lender, as to the matters set forth in Exhibit G and such other matters concerning the Loan Parties and the Loan Documents as the Required Lenders may reasonably request;

(vi)                              a certificate of a Responsible Officer of the Borrower on behalf of each Loan Party either (A) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Loan Documents to which it is a party (other than any such consents, licenses and approvals the absence of which could not reasonably be expected to have a Material Adverse Effect), and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required;

(vii)                           a certificate signed by a Responsible Officer of the Borrower certifying (A) that the conditions specified in Sections 4.02(a) and (b) have been satisfied, and (B) that there has been no event or circumstance since September 30, 2010 that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect; and

(viii)                        such other assurances, certificates, documents, consents or opinions as the Administrative Agent or the Required Lenders reasonably may require.

(b)                                 Any fees required to be paid on or before the Amendment Effective Date under Section 2.10 hereof by the Borrower to the Lenders or the Administrative Agent shall have been paid.

(c)                                  Unless waived by the Administrative Agent, the Borrower shall have paid all fees, charges and disbursements of counsel to the Administrative Agent (directly to such counsel if requested by the Administrative Agent) to the extent invoiced prior to or on the Amendment Effective Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent).

(d)                                 The Amendment Effective Date shall have occurred on or before October 31, 2011.

Without limiting the generality of the provisions of the last paragraph of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Amendment Effective Date specifying its objection thereto.

4.02                        Conditions to all Loans.  The obligation of each Lender to fund its Committed Loan to the Borrower on the Amendment Effective Date shall be subject to the following conditions precedent, and each Optional Loan shall be subject to the following conditions precedent, in addition to the conditions set forth in Section 2.16:

(a)                                  The representations and warranties of the Borrower contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects on and as of the date of such Loan, except (i) for representations and warranties which are qualified by the inclusion of a materiality standard, which representations and warranties shall be true and correct in all respects, (ii) to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, and (iii) that for purposes of this Section 4.02, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01.

(b)                                 No Default or Event of Default under this Agreement shall exist, or would result from such proposed Loan or from the application of the proceeds thereof.

(c)                                  The Administrative Agent shall have received a Loan Notice for such Loan in accordance with the requirements hereof and an indemnity letter in form and substance reasonably satisfactory to the Administrative Agent.

Each request for a Loan submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of such Loan.

ARTICLE V.
REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Administrative Agent and the Lenders that:

5.01                        Existence, Qualification and Power.  Each Loan Party and each Wholly Owned Subsidiary (a) is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to above other than in clause (b)(ii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.02                        Authorization; No Contravention.  The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law, except, in the cases of clause (b) and (c) as could not reasonably be expected to have a Material Adverse Effect.

5.03                        Governmental Authorization; Other Consents.  No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document except as could not reasonably be expected to have a Material Adverse Effect.

5.04                        Binding Effect.  This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto.  This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, except as may be limited by equitable principles and by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to creditors’ rights generally.

5.05                        Financial Statements; No Material Adverse Effect.

(a)                                  The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material Indebtedness of the Borrower and its Subsidiaries as of the date thereof.

(b)                                 The unaudited consolidated balance sheet of the Borrower and its Subsidiaries dated June 30, 2011, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

(c)                                  Since the date of the Audited Financial Statements, except as disclosed publicly in filings with the SEC, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

5.06                        Litigation.  There are no actions, suits, proceedings, claims or disputes pending or, to the actual knowledge of the Borrower after due and diligent investigation, threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, by or against the

Borrower or any of its Subsidiaries or against any of their properties or revenues that (a) purport to affect the validity or enforceability of this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (b) except as specifically disclosed in Schedule 5.06, either individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

5.07                        No Default.  Neither any Loan Party nor any Subsidiary thereof is in default under or with respect to any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

5.08                        Ownership of Property; Liens.  Each of the Borrower and each Subsidiary has good record and marketable title in fee simple to, or valid leasehold interests in, all real property that it owns, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  The property of the Borrower and its Subsidiaries is subject to no Liens, other than Liens permitted by Section 7.01.

5.09                        Environmental Compliance.  Except as disclosed on Schedule 5.09, existing Environmental Laws applicable to the Borrower or any of its Subsidiaries or their respective properties and claims alleging potential liability or alleged violations thereof could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.10                        Insurance.  The properties of the Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or the applicable Subsidiary operates; provided that the foregoing provisions of this Section 5.10 shall not restrict the ability of the Borrower or its Subsidiaries to use either commercially reasonable self-insurance or insurance through “captive” insurance Subsidiaries.

5.11                        Taxes.  The Borrower and its Subsidiaries have filed all Federal, state and other material tax returns and reports required to be filed, and have paid all Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP and except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.  There is no tax assessment proposed in writing against the Borrower or any Subsidiary that is not being actively contested by the Company or such Subsidiary in good faith that would, if made, have a Material Adverse Effect.

5.12                        ERISA Compliance.

(a)                                  Each Pension Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state laws.  Each Pension Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service to the effect that the form of such Pension Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the Internal Revenue Service to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the Internal Revenue Service.  To the best knowledge of the Borrower, nothing has occurred that would reasonably be expected to prevent or cause the loss of such tax-qualified status.

(b)                                 There are no pending or, to the best knowledge of the Borrower, threatened claims, actions or  lawsuits, or action by any Governmental Authority, with respect to any Plan that  could reasonably be expected to have a Material Adverse Effect.  There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c)                                  Except as would not reasonably be expected to result in a Material Adverse Effect, (i) no ERISA Event has occurred, and neither the Borrower nor any ERISA Affiliate is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan; (ii) the Borrower and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained; (iii) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is 60% or higher; (iv) neither the Borrower nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid; (v) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA; and (vi) no Pension Plan has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan.

5.13                        Significant Subsidiaries; Equity Interests.  As of the Amendment Effective Date, the Borrower has no Significant Subsidiaries other than those specifically disclosed in Part (a) of Schedule 5.13, and as of the Amendment Effective Date all of the outstanding Equity Interests in such Significant Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by a Loan Party or a Subsidiary thereof in the amounts specified on Part (a) of Schedule 5.13 free and clear of all Liens.  All of the outstanding Equity Interests in the Borrower have been validly issued and are fully paid and nonassessable.

5.14                        Margin Regulations; Investment Company Act.

(a)                                  The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.  The execution, delivery and performance of the Loan Documents by the Borrower will not violate the Margin Regulations.  After applying the proceeds of any Loan, margin stock does not exceed 25% of the value of the assets subject to this Agreement.

(b)                                 None of the Borrower, any Person Controlling the Borrower, or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.15                        Disclosure.  To the knowledge of the Borrower, none of the representations or warranties made by the Borrower or any of its Subsidiaries in the Loan Documents as of the date such representations and warranties are made or deemed made, and none of the statements contained in each exhibit, report, statement or certificate furnished by or on behalf of the Borrower or any of its Subsidiaries in connection with the Loan Documents, contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading as of the time when made or delivered; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time and information available to it at such time, it being understood that the Borrower is under no obligation to update such projections or underlying information.

5.16                        Compliance with Laws.  Each Loan Party and each Subsidiary thereof is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.17                        Taxpayer Identification Number.  The Borrower’s true and correct U.S. taxpayer identification number is set forth on Schedule 10.02.

5.18                        Intellectual Property; Licenses, Etc.  The Borrower and its Subsidiaries own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are material to the operation of their respective businesses, without conflict with the rights of any other Person, except as could not reasonably be expected to have a Material Adverse Effect.  Neither the Borrower nor any of its Subsidiaries has been charged or, to the knowledge of the Borrower, threatened to be charged with any infringement of, nor has any of them infringed on, any unexpired trademark, patent, patent registration, copyright, copyright registration or other proprietary right of any person except where the effect thereof individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

ARTICLE VI.
AFFIRMATIVE COVENANTS

So long as any Loan or other Obligation (other than contingent indemnification Obligations as to which no claim has been asserted) hereunder shall remain unpaid or unsatisfied, the applicable Loan Party or Loan Parties shall perform each and all of the following:

6.01                        Financial Statements.  The Borrower shall deliver to the Administrative Agent, with sufficient copies for each Lender:

(a)                                  as soon as practicable and in any event within 90 days after the end of each Fiscal Year of the Borrower (after giving effect to one automatic 15-day extension pursuant to Rule 12b-25 of the Securities Exchange Act of 1934), consolidated balance sheets of the Borrower and its Subsidiaries as of the end of such year and the related consolidated statements of income, stockholders’ equity and cash flow of the Borrower and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the consolidated figures for the previous Fiscal Year, all in reasonable detail and (i) in the case of such consolidated financial statements, accompanied by a report thereon, unqualified as to scope, accounting principles and going concern, of independent certified public accountants of recognized national standing selected by the Borrower and reasonably satisfactory to the Administrative Agent (with the understanding that any of the so-called “Big Four” accounting firms shall be deemed to be acceptable to the Administrative Agent), which report shall state that such consolidated financial statements fairly present the financial position of the Borrower and its Subsidiaries as at the date indicated and the results of their operations and cash flow for the periods indicated in conformity with GAAP (except as otherwise stated therein) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards; and

(b)                                 as soon as practicable and in any event within 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year of the Borrower (after giving effect to one automatic 5-day extension pursuant to Rule 12b-25 of the Securities Exchange Act of 1934), a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such Fiscal Quarter and the related consolidated statements of income and cash flow of the Borrower and its Subsidiaries for such Fiscal Quarter and the portion of the Borrower’s Fiscal Year ended at the end of such Fiscal Quarter, setting forth in each case in comparative form the consolidated figures for the corresponding periods of the prior Fiscal Year, all in reasonable detail and certified by the Borrower’s chief financial officer, treasurer, senior vice president, corporate finance, or controller as fairly presenting the consolidated financial condition of the Borrower and its Subsidiaries as at the dates indicated and the consolidated results of their operations for the periods indicated, subject to normal year-end adjustments and audit changes.

As to any information contained in materials furnished pursuant to Section 6.02, the Borrower shall not be separately required to furnish such information under subsection (a) or (b) above, but, subject to Section 6.01(c) below, the foregoing shall not be in derogation of the obligation of the Borrower to furnish the information and materials described in subsection (a) and (b) above at the times specified therein.

(c)                                  The Borrower may satisfy its financial statement reporting requirements under Sections 6.01(a) and (b) above if the Borrower complies with the financial statement reporting requirements of the SEC, as such requirements may be amended from time to time, and delivers the materials it files with the SEC to the Administrative Agent pursuant to Section 6.02, notwithstanding that such SEC reporting requirements may not require the filing of all of the information required by Section 6.01(a) or (b).

6.02                        Certificates; Other Information.  The Borrower shall deliver to the Administrative Agent, with sufficient copies for each Lender:

(a)                                  together with each delivery of financial statements of the Borrower and its Subsidiaries pursuant to Sections 6.01(a) and (b) above, a Compliance Certificate of the chief financial officer, treasurer, senior vice president, corporate finance, or controller of the Borrower (i) stating that such officer has reviewed the terms of the Loan Documents and has made, or has caused to be made under his supervision, a review in reasonable detail of the transactions and condition of the Borrower and its Subsidiaries during the accounting period covered by such financial statements and that such review has not disclosed the existence of any Default or Event of Default during or at the end of such accounting period and that such officer does not have knowledge of the existence, as at the date of such certificate, of any Default or Event of Default, or, if he does have knowledge that a Default or an Event of Default existed or exists, specifying the nature and period of existence thereof and what action the Borrower has taken, is taking, or proposes to take with respect thereto; and (ii) setting forth the calculations required to establish whether the Borrower was in compliance with each of the financial covenants set forth in Section 7.11 on the date of such financial statements;

(b)                                 upon the occurrence and during the continuance of an Event of Default, if requested by the Administrative Agent, copies of all final reports or letters submitted to the Borrower by its independent certified public accountants in connection with each annual audit of the financial statements of the Borrower or its Subsidiaries made by such accountants, including, without limitation, any “management letter”;

(c)                                  promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Borrower, and copies of all annual, regular, periodic and special reports and registration statements which the Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Administrative Agent pursuant hereto; and

(d)                                 promptly, such additional information regarding the business, financial or corporate affairs of the Borrower or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(c) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 10.02; (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent) or (iii) on which such report is filed electronically with the SEC’s EDGAR system; provided that: (i) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender upon its request to the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Borrower shall give notice to the Administrative Agent of the availability thereof on the SEC’s EDGAR system.  The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or one of the Arrangers will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities.  The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arranger, the L/C Issuer and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent and the Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”

6.03                        Notices.  The Borrower shall promptly notify the Administrative Agent and each Lender:

(a)                                  of the occurrence of any Default or of any “Default” or “Event of Default” under (and as defined in) the Revolving Credit Agreement or the Note Purchase Agreement;

(b)                                 of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including, in each case to the extent that such has resulted or could reasonably be expected to result in a Material Adverse Effect, (i) breach or non-performance of, or any default under, a Contractual Obligation of the Borrower or any Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between the Borrower or any Subsidiary and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting the Borrower or any Subsidiary, including pursuant to any applicable Environmental Laws;

(c)                                  of the occurrence of any ERISA Event which has resulted or could reasonably be expected to result in liability of the Borrower under Title IV of ERISA to the

Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $20,000,000;

(d)                                 and of any material change in accounting policies or financial reporting practices by the Borrower or any Subsidiary.

Each notice pursuant to this Section 6.03 shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto.  Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

6.04                        Payment of Obligations.  Each Loan Party shall pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets the failure of which to pay could reasonably be expected to result in a Material Adverse Effect, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Subsidiary; (b) all lawful claims which, if unpaid, would by law become a Lien upon its property (other than a Permitted Lien), except as could not reasonably be expected to have a Material Adverse Effect; and (c) all Indebtedness, as and when due and payable (but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness), except as could not reasonably be expected to have a Material Adverse Effect.

6.05                        Preservation of Existence, Etc.  Each Loan Party shall (a) preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or 7.05; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect; provided, however, that the existence (corporate or otherwise) of any Subsidiary may be terminated if such termination is determined by the Borrower to be in its best interest and is not materially disadvantageous to the Lenders.

6.06                        Maintenance of Properties.  Each Loan Party shall (a) maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; and (b) make all necessary repairs thereto and renewals and replacements thereof except, in the case of clauses (a) and (b), where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.07                        Maintenance of Insurance.  Each Loan Party shall maintain with financially sound and reputable insurance companies, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons; provided, that the foregoing provisions of this Section 6.07 shall not restrict the applicable Loan Party’s ability to (i) self insure in commercially reasonable amounts or (ii) use commercially reasonable self-insurance through “captive” insurance Subsidiaries.

6.08                        Compliance with Laws.  Each Loan Party shall comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.09                        Books and Records.  Each Loan Party shall maintain adequate books, records and accounts as may be required or necessary to permit the preparation of consolidated financial statements in accordance with sound business practices and GAAP or the equivalent international standards.

6.10                        Inspection Rights.  Each Loan Party shall permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at such reasonable times during normal business hours and as often as may be reasonably requested, upon reasonable advance notice to the Borrower; provided, however, that when an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at reasonable times during normal business hours and without advance notice.

6.11                        Use of Proceeds.  The Borrower shall use the proceeds of the Loans for (i) working capital and Capital Expenditures, (ii) to repay all obligations owing under the Existing Credit Agreement, and (iii) for other general corporate purposes not in contravention of any Law or of any Loan Document.

6.12                        Additional Guarantors; Release of Guarantors.  Upon delivery of the annual financial statements for the Fiscal Year ending September 30, 2011 and upon delivery of the annual financial statements for each subsequent Fiscal Year ending thereafter as required under Section 6.01(a), the Borrower shall cause any new or existing subsidiary of the Borrower which is a Significant Subsidiary (other than any Foreign Holding Company ) as of the end of such Fiscal Year and which is not already a Guarantor to (a) become a Guarantor by executing and delivering to the Administrative Agent a counterpart of the Guaranty or such other document as the Administrative Agent shall deem appropriate for such purpose, and (b)  upon the request of the Administrative Agent, deliver to the Administrative Agent documents of the types referred to in clauses (iii) and (iv) of Section 4.01(a) and favorable opinions of in-house counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clause (a)), all in form, content and scope reasonably satisfactory to the Administrative Agent.  Any Guarantor that is either (i) no longer a Significant Subsidiary as of the end of such Fiscal Year or (ii) released from its obligations as a guarantor with respect to both the Indebtedness under the Note Purchase Agreement and the

Indebtedness under the Revolving Credit Agreement shall be, notwithstanding any other provision in the Guaranty to the contrary, automatically released from the Guaranty.  Upon release of any Guarantor pursuant to the preceding clause (ii), the Administrative Agent shall execute such other documentation as is reasonably requested by the Borrower to evidence such release.  The Lenders and the Administrative Agent specifically acknowledge and agree that (i) AECOM Global, Inc. shall be, and hereby is, released from all of its obligations under the Guaranty executed in connection with the Existing Credit Agreement and (ii) AECOM Global, Inc. has no obligations under the Guaranty being executed in connection herewith or otherwise in connection with this Agreement and the other Loan Documents.

ARTICLE VII.
NEGATIVE COVENANTS

So long as any Loan or other Obligation (other than contingent indemnification Obligations as to which no claim has been asserted) hereunder shall remain unpaid or unsatisfied, the Borrower shall not, nor shall it permit any Subsidiary to (except as otherwise set forth in Sections 7.04 and 7.06), directly or indirectly:

7.01                        Liens.  Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following (each a “Permitted Lien”):

(a)                                  Customary Permitted Liens;

(b)                                 Liens pursuant to any Loan Document;

(c)                                  Liens existing on the date hereof and listed on Schedule 7.01 and any renewals or extensions thereof;

(d)                                 any attachment or judgment Lien not otherwise constituting an Event of Default under Section 8.01(h) in existence less than sixty (60) days after the entry thereof or with respect to which (i) execution has been stayed, (ii) payment is covered in full by insurance, or (iii) the Borrower or any of its Subsidiaries shall in good faith be prosecuting an appeal or proceedings for review and shall have set aside on its books such reserves as may be required by GAAP with respect to such judgment or award;

(e)                                  Liens existing on property or assets of any Person at the time such Person becomes a Subsidiary or such property or assets are acquired, but only, in any such case, (i) if such Lien was not created in contemplation of such Person becoming a Subsidiary or such property or assets being acquired, and (ii) so long as such Lien does not encumber any assets other than the property subject to such Lien at the time such Person becomes a Subsidiary or such property or assets are acquired;

(f)                                    Liens on assets securing Indebtedness permitted to be incurred or assumed pursuant to Section 7.03(e), including any interest or title of a lessor under any Capitalized Lease, provided that (i) any such Lien does not encumber any property other than assets constructed or acquired with the proceeds of such Indebtedness and (ii) the Indebtedness secured thereby does not exceed the cost of the property being acquired on the date of acquisition;

(g)                                 Leases, subleases, licenses and sublicenses granted in the ordinary course of business, which could not reasonably be expected to have a Material Adverse Effect;

(h)                                 any Lien constituting a renewal, extension or replacement of any Lien permitted by clauses (c), (f) or (g) of this Section 7.01, but only, in the case of each such renewal, extension or replacement Lien, to the extent that the principal amount of Indebtedness secured thereby does not exceed the principal amount of such Indebtedness so secured unless such excess is permitted by Section 7.03 to be incurred and by this Section 7.01 to be secured by such Lien at the time of the extension, renewal or replacement, the maturity thereof is not shortened and such Lien is limited to all or a part of the property subject to the Lien extended, renewed or replaced;

(i)                                     Liens on cash collateral pursuant to Sections 2.03, 2.05(c), and 2.17 of the Revolving Credit Agreement (as in effect on July 20, 2011 or any successor provisions thereto);

(j)                                     other Liens securing obligations, including Indebtedness for borrowed money (other than (A) the Indebtedness created pursuant to the Note Purchase Agreement, except to the extent the Obligations and the “Obligations” (as defined in the Revolving Credit Agreement) under the Revolving Credit Agreement are secured equally and ratably with such Indebtedness and (B) the “Obligations” under (and as defined in) the Revolving Credit Agreement, except to the extent the Obligations under this Agreement are secured equally and ratably with such Obligations by all collateral securing the “Obligations” under the Revolving Credit Agreement other than any cash or other collateral security for “L/C Obligations” under (and as defined in) the Revolving Credit Agreement, in an aggregate principal amount (including the entire unused amount of committed credit facilities and all outstanding Indebtedness, liabilities and obligations) not exceeding 10% of Consolidated Net Worth as of the time of the granting of such Lien; provided, that, to the extent a Lien granted pursuant to this Section 7.01(j) was permitted hereunder at the time of the grant of such Lien, such Lien will continue to be permitted hereunder notwithstanding a subsequent decrease in Consolidated Net Worth.

7.02                        Investments.  Make any of the following Investments:

(a)                                  any Acquisition that is not a Permitted Acquisition;

(b)                                 Investments in Joint Ventures other than Investments by the Borrower or any of its Subsidiaries that would not cause a violation of Section 7.07; provided that if the structure of such Joint Ventures results in either the Borrower or any Significant Subsidiary being responsible for the acts or omissions of other companies (other than to the extent covered by insurance or limited to Indebtedness for expenses permitted by Section 7.03(g)), the Borrower must also have determined that such structure would not individually or in the aggregate with other similarly structured Joint Venture have a Material Adverse Effect; or

(c)                                  any Minority Investment other than: (i) the Minority Investment set forth on Schedule 1.01; (ii) equity (or equity-like) Investments in infrastructure public-private partnership, design-build-finance, and similar projects requiring capital commitments, provided that the aggregate amount of such Investments outstanding at any time shall not exceed 10% of Consolidated Net Worth; and (iii) any Permitted Minority Investment.

7.03                        Indebtedness.  Create, incur, assume or suffer to exist any Indebtedness to a Person other than a Loan Party, except:

(a)                                  Indebtedness under the Loan Documents;

(b)                                 Indebtedness listed on Schedule 7.03;

(c)                                  Guarantees of the Borrower or any Subsidiary in respect of Indebtedness otherwise permitted hereunder of the Borrower or any Subsidiary;

(d)                                 obligations (contingent or otherwise) of the Borrower or any Subsidiary existing or arising under any Swap Contract, provided that such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view”;

(e)                                  Attributable Indebtedness and purchase money obligations for fixed or capital assets within the limitations set forth in Section 7.01(f);

(f)                                    Indebtedness secured by Liens described in Sections 7.01(a), (c), (e) and (h);

(g)                                 Consolidated Priority Indebtedness in an aggregate principal amount outstanding at any time not to exceed 10% of Consolidated Net Worth and Tax Arrangement Priority Indebtedness in an aggregate principal amount outstanding at any time not to exceed 10% of Consolidated Net Worth, provided, in each case, that the Leverage Ratio (calculated on a pro-forma basis after giving effect to the incurrence of such Indebtedness) is less than 3.00 to 1.00; provided that, to the extent Indebtedness incurred pursuant to this Section 7.03(f) was permitted hereunder at the time of the incurrence thereof, such Indebtedness will continue to be permitted hereunder notwithstanding a subsequent decrease in Consolidated Net Worth; or

(h)                                 other Indebtedness not otherwise permitted which is not Consolidated Priority Indebtedness, provided that after giving pro forma effect to the incurrence of such Indebtedness and the use of proceeds thereof, no Default or Event of Default shall have occurred and be continuing.

7.04                        Fundamental Changes.  Merge, dissolve, liquidate, consolidate with or into another Person, or, unless permitted by Section 7.05, Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom:

(a)                                  any Subsidiary may merge with (i) the Borrower, provided that the Borrower shall be the continuing or surviving Person, or (ii) any one or more other Subsidiaries, provided that when any Guarantor is merging with another Subsidiary, the Guarantor shall be the continuing or surviving Person;

(b)                                 any Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to another Subsidiary; provided that if the transferor in such a transaction is a Guarantor, then the transferee must either be the Borrower or a Guarantor;

(c)                                  the Borrower or any of its Wholly-Owned Subsidiaries may enter into a merger as part of a Permitted Acquisition, provided that the Borrower or such Wholly-Owned Subsidiary owns or controls a majority of the surviving entity of such merger; and

(d)                                 pursuant to a Disposition permitted pursuant to Section 7.05.

The restrictions set forth in this Section 7.04 apply only to the Borrower and its Wholly-Owned Subsidiaries.

7.05                        Dispositions.  Make any Disposition except:

(a)                                  Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;

(b)                                 Dispositions of inventory in the ordinary course of business;

(c)                                  Dispositions of property to the extent that the board of directors of the Borrower has reasonably determined in good faith that the terms of the transaction are fair and reasonable to the Borrower or such Subsidiary, as the case may be; and within one year after the receipt of any Net Cash Proceeds with respect to such Disposition the Company or such Subsidiary shall have used any Net Cash Proceeds to (i) replace the properties or assets that were the subject of the Disposition, (ii) acquire properties or assets in the businesses of the Borrower and its Subsidiaries or (iii) repay all or part of the Obligations or Indebtedness outstanding under the notes issued pursuant to the Note Purchase Agreement, the Indebtedness outstanding under the Revolving Credit Agreement, or the Indebtedness outstanding under this Agreement;

(d)                                 Dispositions of property by any Subsidiary to the Borrower or to a Wholly-Owned Subsidiary or by the Borrower to any Guarantor; provided that if the transferor of such property is a Guarantor, the transferee thereof must either be the Borrower or a Guarantor;

(e)                                  Dispositions permitted by Section 7.04;

(f)                                    Dispositions by the Borrower and its Subsidiaries not otherwise permitted under this Section 7.05 (including sales of government receivables in conjunction with the financing of energy service performance contracts); provided that (i) at the time of such Disposition, no Default shall exist or would result from such Disposition, (ii) the aggregate book value of all property Disposed of in reliance on this clause (f) during the term of this Agreement, commencing on the Amendment Effective Date, shall not exceed 20% of Consolidated Total Capitalization as of the consummation of such Disposition; and (iii) any Disposition pursuant to clause (f) shall be for fair market value;

(g)                                 leases, subleases, licenses or sublicenses granted in the ordinary course of business to others, which could not reasonably be expected to have a Material Adverse Effect;

(h)                                 the grant of any Lien that is a Permitted Lien;

(i)                                     Dispositions of assets within 365 days after the acquisition thereof if (i) such assets are outside the principal business areas to which the assets acquired, taken as a whole, relate, and (ii) such assets are sold or disposed of for cash or any other consideration which represents the fair market value thereof; and

(j)                                     Dispositions, the net cash proceeds of which are reinvested in assets used or useful in the business of the Borrower or its Subsidiaries within 365 days of such Disposition.

7.06                        Restricted Payments.  Declare or make, directly or indirectly, any Restricted Payment, except to the extent that no Default shall have occurred and be continuing at the time of any such action or would result therefrom; provided, that the restrictions set forth in this Section 7.06 apply only to the Borrower.

7.07                        Change in Nature of Business.  Engage in any material line of business substantially different from those lines of business conducted by the Borrower and its Subsidiaries on the date hereof or any business substantially related or incidental thereto.

7.08                        Transactions with Affiliates.  Enter into any transaction of any kind with any Affiliate of the Borrower, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to the Borrower or such Subsidiary as would be obtainable by the Borrower or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate; provided, that this Section 7.08 shall not restrict (a) payments otherwise allowed under this Agreement and other transfers on account of Equity Interests of the Borrower or any Subsidiary, (b) customary board of director fees, (c) any payments pursuant to the terms of the certificate of incorporation or bylaws of the Borrower, or to any of the Borrower’s employee benefit plans; (d) the rights, privileges and preferences granted to the holders of Preferred Stock arising under any related certificate of designation, investor rights agreement or regulatory side letter, each in form and substance reasonably satisfactory to the Required Lenders and (e) so long as the Borrower is subject to the filing requirements of the SEC, any transaction that is otherwise permitted by any Borrower policy regarding such transactions to the extent such policy was approved by the Borrower’s board of directors.

7.09                        Burdensome Agreements.  Except pursuant to the Revolving Credit Agreement, the Note Purchase Agreement or other agreement governing Indebtedness permitted hereunder, enter into any Contractual Obligation (other than this Agreement or any other Loan Document) that (a) limits the ability (i) of any Subsidiary to make Restricted Payments to the Borrower or any Guarantor or to otherwise transfer property to the Borrower or any Guarantor, (ii) of any Subsidiary to Guarantee the Indebtedness of the Borrower or (iii) of the Borrower or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person in favor of the Administrative Agent and the Lenders; provided, however, that this clause (iii) shall not prohibit any negative pledge incurred or provided in favor of any holder of Indebtedness permitted under Section 7.03(e) solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness; or (b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person.  The foregoing provision shall not apply to encumbrances or restrictions existing under or by reason of: (a) applicable law, rule, regulation or order (including agreements with regulatory authorities), (b) customary net worth, restrictions on cash or other deposits and non-assignment provisions of any lease, license or other contract, (c) customary restrictions with respect to a Subsidiary pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the assets or Equity Interests of such Subsidiary, and (d) customary provisions in joint venture agreements and other similar agreements relating solely to the securities, assets and revenues of such Joint Venture or other business venture.

7.10                        Use of Proceeds.  Use the proceeds of any Loan, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose, except in each case pursuant to a Permitted Capital Stock Buyback.

7.11                        Financial Covenants.

(a)                                  Leverage Ratio.  Permit the Leverage Ratio to be greater than 3.00 to 1.00 as of the end of any Fiscal Quarter; provided that the Leverage Ratio may be up to 3.25 to 1.00 for up to four (4) consecutive Fiscal Quarters following each Material Acquisition, provided further that notwithstanding successive Material Acquisitions, the Leverage Ratio may not exceed 3.00 to 1.00 for more than four (4) consecutive Fiscal Quarters in any period of five (5) Fiscal Quarters.

(b)                                 Fixed Charge Coverage Ratio.  Permit the Fixed Charge Coverage Ratio to be less than 1.25 to 1.00 as of the end of any Fiscal Quarter.

ARTICLE VIII.
EVENTS OF DEFAULT AND REMEDIES

8.01                        Events of Default.  Any of the following shall constitute an Event of Default:

(a)                                  Non-Payment.  The Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan, or (ii) within three days after the same becomes due, any interest on any Loan, or any fee due hereunder or under any other Loan Document, or (iii) within ten days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b)                                 Specific Covenants.  The Borrower fails to perform or observe any term, covenant or agreement contained in any of Section 6.03, 6.05 (insofar as such Section requires the preservation of the corporate existence of any Borrower), or 6.11 or Article VII; or

(c)                                  Other Defaults.  Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days; or

(d)                                 Representations and Warranties.  Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

(e)                                  Cross-Default.  (i) The Borrower or any Subsidiary (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder,  Indebtedness under the Revolving Credit Agreement or Indebtedness under the Note Purchase Agreement) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than 3% of Consolidated Net Worth, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs an “Event of Default” under (and as defined in) the Revolving Credit Agreement or the Note Purchase Agreement; or

(f)                                    Insolvency Proceedings, Etc.  Any Loan Party or any of its Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(g)                                 Inability to Pay Debts; Attachment.  (i) The Borrower or any other Loan Party becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issue or levy; or

(h)                                 Judgments.  There is entered against the Borrower or any Subsidiary (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments or orders) exceeding 3% of the Borrower’s Consolidated Net Worth (to the extent not covered by insurance as to which the insurer does not dispute coverage (other than customary reservation of rights letters)), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 10 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i)                                     ERISA.  An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of 3% of the Borrower’s Consolidated Net Worth; or

(j)                                     Invalidity of Loan Documents.  Any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document; or

(k)                                  Change of Control.  There occurs any Change of Control.

8.02                        Remedies Upon Event of Default.  If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a)                                  declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; and

(b)                                 exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable without further act of the Administrative Agent or any Lender.

8.03                        Application of Funds.  After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest but including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including fees, charges and disbursements of counsel to the respective Lenders and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and other Obligations, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Fourth held by them; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

ARTICLE IX.
ADMINISTRATIVE AGENT

9.01                        Appointment and Authority.  Each of the Lenders hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and the Borrower shall not have rights as a third party beneficiary of any of such provisions.

9.02                        Rights as a Lender.  The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.03                        Exculpatory Provisions.  The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing, the Administrative Agent:

(a)                                  shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)                                 shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

(c)                                  shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower or a Lender.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.04                        Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05                        Delegation of Duties.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

9.06                        Resignation of Administrative Agent.  The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section).  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

9.07                        Non-Reliance on Administrative Agent and Other Lenders.  Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.08                        No Other Duties, Etc.  Anything herein to the contrary notwithstanding, none of the Bookrunners, Arrangers or Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder.

9.09                        Administrative Agent May File Proofs of Claim.  In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)                                  to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.10 and 10.04) allowed in such judicial proceeding; and

(b)                                 to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.10 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

9.10                        Guaranty Matters.  The Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion, to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Significant Subsidiary or otherwise ceases to be required to be a Guarantor hereunder or under the terms of the Guaranty. Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.10.

ARTICLE X.
MISCELLANEOUS

10.01                 Amendments, Etc.  No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a)                                  waive any condition set forth in Section 4.01(a) without the written consent of each Lender;

(b)                                 postpone any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(c)                                  reduce the principal of, or the rate of interest specified herein on, any Loan, or any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary (i) to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or to reduce any fee payable hereunder;

(d)                                 change Sections 2.13(a), 2.14, and 8.03, in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;

(e)                                  change any provision of this Section 10.01 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; or

(f)                                    release any Guarantor from the Guaranty without the written consent of each Lender, except to the extent the release of any Guarantor is permitted pursuant to Section 9.10 or Section 6.12(in which case such release may be made by the Administrative Agent acting alone);

and, provided further, that no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document.  Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

10.02                 Notices; Effectiveness; Electronic Communication.

(a)                                  Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)                                     if to the Borrower or the Administrative Agent, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(ii)                                  if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Borrower).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).  Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b)                                 Electronic Communications.  Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)                                  The Platform.  THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.”  THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM.  In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d)                                 Change of Address, Etc.  Each of the Borrower and the Administrative Agent may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto.  Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower and the Administrative Agent.  In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.  Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

(e)                                  Reliance by Administrative Agent and Lenders.  The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  The Borrower shall indemnify the Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower; provided that such indemnity shall not, as to any person, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such person or (y) result from a claim brought by the Borrower or any other Loan Party against such person for material breach of such person’s obligations hereunder or under any other Loan Document, if the Borrower or such other Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.  All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

10.03                 No Waiver; Cumulative Remedies; Enforcement.  No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any Lender from exercising setoff rights in accordance with Section 10.08 (subject to the terms of Section 2.14), or (c) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b) and (c) of the preceding proviso and subject to Section 2.14, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

10.04                 Expenses; Indemnity; Damage Waiver.

(a)                                  Costs and Expenses.  The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all out-of-pocket expenses incurred by the Administrative Agent or any Lender (including the fees, charges and disbursements of any counsel for the Administrative Agent or any Lender) in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b)           Indemnification by the Borrower.  The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.01), (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available (A) to compensate any Person other than the Administrative Agent and its Affiliates for the expenses described in Section 10.4(a)(i) above or (B) to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for a material breach of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such other Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c)           Reimbursement by Lenders.  To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof) or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) in connection with such capacity.  The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.13(d).

(d)           Waiver of Consequential Damages, Etc.  To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof.  No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e)           Payments.  All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(f)            Survival.  The agreements in this Section shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

10.05      Payments Set Aside.  To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.  The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

10.06      Successors and Assigns.

(a)           Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           Assignments by Lenders.  Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)            Minimum Amounts.

(A)          in the case of an assignment of the entire remaining amount of the assigning Lender’s Loans (together with any Loans of any Affiliates of such Lender or Approved Funds administered or managed by such Lender or its Affiliates) at the time owing to such Lender, its Affiliates and any Approved Funds administered or managed by such Lender or its Affiliates or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)           in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.

(ii)           Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans assigned;

(iii)          Required Consents.  The consent of the Administrative Agent and, unless an Event of Default has occurred and is continuing, the Borrower (such consents not to be unreasonably withheld or delayed) shall be required for any assignment other than an assignment to a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender.

(iv)          Assignment and Assumption.  The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment.  The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)           No Assignment to Certain Persons.  No such assignment shall be made (A) to the Borrower or any of the Borrower’s Subsidiaries, or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) to a natural person.

(vi)          Certain Additional Payments.  In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans in accordance with its Applicable Percentage.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment.  Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c)           Register.  The Administrative Agent, acting solely for this purpose as an agent of the Borrower (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender.  The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)           Participations.  Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person, a Defaulting Lender or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant.  Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.14 as though it were a Lender.

(e)           Limitations upon Participant Rights.  A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.01(e) as though it were a Lender.

(f)            Participant Register. Each Lender that sells a participation, acting as an agent of the Borrower solely for purposes of applicable United States federal income tax law and Treasury regulations promulgated thereunder, shall maintain a “book entry” register (as further described in the foregoing Treasury regulations) on which it records the name and address of the applicable Participant and the principal amounts of such Participant’s interest in the Loans and Commitments (each such register, a “Participant Register”).  The entries in the Participant Register shall be conclusive absent manifest error, and the applicable Lender shall treat each Person whose name is recorded in the Participant Register pursuant to the terms hereof as having “ownership of an interest” (as such term is defined the applicable Treasury regulations) in such Loans and Commitments for all purposes of this Agreement, notwithstanding any notice to the contrary.  Upon request by the Borrower, such Lender shall make the Participant Register available to the Borrower.

(g)           Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

10.07      Treatment of Certain Information; Confidentiality.  Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, trustees, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or any Eligible Assignee invited to be a Lender pursuant to Section 2.16(c) or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower unless the Administrative Agent or such Lender has knowledge that such source is subject to an obligation to the Borrower to keep such information confidential.  For purposes of this Section, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent and the Lenders acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

10.08      Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y)  the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.  The rights of each Lender and its Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or its Affiliates may have.  Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.09      Interest Rate Limitation.  Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”).  If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower.  In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.10      Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement.

10.11      Survival of Representations and Warranties.  All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.  Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

10.12      Severability.  If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  Without limiting the foregoing provisions of this Section 10.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, then such provisions shall be deemed to be in effect only to the extent not so limited.

10.13      Replacement of Lenders.  If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender is a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such

Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a)           the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 10.06(b);

(b)           such Lender shall have received payment of an amount equal to 100% of the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c)           in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and

(d)           such assignment does not conflict with applicable Laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

10.14      Governing Law; Jurisdiction; Etc.

(a)           GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b)           SUBMISSION TO JURISDICTION.  THE BORROWER IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY LENDER MAY OTHERWISE

HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)           WAIVER OF VENUE.  THE BORROWER IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)           SERVICE OF PROCESS.  EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02.  NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

10.15      Waiver of Jury Trial.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.16      No Advisory or Fiduciary Responsibility.  In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Arrangers are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Administrative Agent and the Arrangers, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent and each of the Arrangers is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) neither the Administrative Agent nor either of the Arrangers  has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent and the Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither the Administrative Agent nor either of the Arrangers  has any obligation to disclose any of such interests to the Borrower or its Affiliates.  To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Administrative Agent and the Arrangers with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

10.17      Electronic Execution of Assignments and Certain Other Documents.  The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

10.18      USA PATRIOT Act.  Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Act.  The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

10.19      Margin Stock.  Each of the parties hereto represents to each of the other parties hereto that it in good faith is not relying upon any margin stock as collateral for or to support the extension or maintenance of the credit provided for in this Agreement.

[Rest of page intentionally left blank; signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

AECOM TECHNOLOGY CORPORATION

By:	/s/ Shelley Green
Name:	Shelley Green
Title:	Vice President, Treasurer

BANK OF AMERICA, N.A.,
as Administrative Agent

By:	/s/ Robert Rittelmeyer
Name:	Robert Rittelmeyer
Title:	Vice President

BANK OF AMERICA, N.A.,
as a Lender

By:	/s/ Mathew Griesbach
Name:	Mathew Griesbach
Title:	Director

UNION BANK, N.A.,
as a Syndication Agent

By:	/s/ David J. Stassel
Name:	David J. Stassel
Title:	Vice President

UNION BANK, N.A.,
as a Lender

By:	/s/ David J. Stassel
Name:	David J. Stassel
Title:	Vice President

WELLS FARGO BANK, N.A.,
as a Syndication Agent

By:	/s/S. Michael St. Geme
Name:	S. Michael St. Geme
Title:	Managing Director

WELLS FARGO BANK, N.A.,
as a Lender

By:	/s/S. Michael St. Geme
Name:	S. Michael St. Geme
Title:	Managing Director

HSBC BANK USA, NATIONAL ASSOCIATION,
as a Syndication Agent

By:	/s/ Patrick D. Mueller
Name:	Patrick D. Mueller
Title:	Vice President

HSBC BANK USA, NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Patrick D. Mueller
Name:	Patrick D. Mueller
Title:	Vice President

SUMITOMO MITSUI BANKING CORPORATION,
as a Syndication Agent

By:	/s/ Shuji Vâbe
Name:	Shuji Vâbe
Title:	General Manager

SUMITOMO MITSUI BANKING CORPORATION,
as a Lender

By:	/s/ Shuji Vâbe
Name:	Shuji Vâbe
Title:	General Manager

COMPASS BANK, dba BBVA COMPASS,
as a Syndication Agent

By:	/s/ Ramon Garcia
Name:	Ramon Garcia
Title:	Vice President

COMPASS BANK,
as a Lender

By:	/s/ Payton K. Swope
Name:	Payton K. Swope
Title:	Senior Vice President

BANK OF COMMUNICATIONS CO., LTD., NEW YORK BRANCH,
as a Lender

By:	/s/ Shelley He
Name:	Shelley He
Title:	Deputy General Manager

BANK OF TAIWAN, NEW YORK AGENCY,
as a Lender

By:	/s/ Kevin H. Hsieh
Name:	Kevin H. Hsieh
Title:	VP & General Manager

BNP PARIBAS,
as a Lender

By:	/s/ Jamie Dillon
Name:	Jamie Dillon
Title:	Managing Director

By:	/s/ Mary-Ann Wong
Name:	Mary-Ann Wong
Title:	Vice President

BRANCH BANKING AND TRUST COMPANY,
as a Lender

By:	/s/ Daniel T. Laurenzi
Name:	Daniel T. Laurenzi
Title:	Vice President

CATHAY UNITED BANK, LTD.,
as a Lender

By:	/s/ Alex Wu
Name:	Alex Wu
Title:	SVP & General Manager

CHANG HWA COMMERCIAL BANK, LTD., NEW YORK BRANCH,
as a Lender

By:	/s/ Eric Y.S. Tsai
Name:	Eric Y.S. Tsai
Title:	VP & General Manager

COMERICA BANK,
as a Lender

By:	/s/ Don R. Carruth
Name:	Don R. Carruth
Title:	Vice President

E. SUN COMMERCIAL BANK, LTD., LOS ANGELES BRANCH,
as a Lender

By:	/s/ Edward Chen
Name:	Edward Chen
Title:	VP & General Manager

FAR EAST NATIONAL BANK,
as a Lender

By:	/s/ Bowen Chang
Name:	Bowen Chang
Title:	EVP and Chief Credit Officer

FIRST COMMERCIAL BANK, NEW YORK BRANCH,
as a Lender

By:	/s/ Jason Lee
Name:	Jason Lee
Title:	VP & General Manager

HUA NAN COMMERCIAL BANK,
as a Lender

By:	/s/ Oliver C. H. Hsu
Name:	Oliver C. H. Hsu
Title:	VP & General Manager

JPMORGAN CHASE BANK, N.A.,
as a Lender

By:	/s/ Ling Li
Name:	Ling Li
Title:	Vice President

KEYBANK NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Frank J. Jancar
Name:	Frank J. Jancar
Title:	Vice President

MEGA INTERNATIONAL COMMERCIAL BANK CO. LTD, NEW YORK BRANCH,
as a Lender

By:	/s/ Priscilla Hsing
Name:	Priscilla Hsing
Title:	VP & DGM

STATE BANK OF INDIA (CALIFORNIA),
as a Lender

By:	/s/ Rimjhim Chhabra
Name:	Rimjhim Chhabra
Title:	Vice President & Manager

TAIWAN BUSINESS BANK L.A. BRANCH,
as a Lender

By:	/s/ Alex Wang
Name:	Alex Wang
Title:	S.V.P. & General Manager

TAIWAN COOPERATIVE BANK, LOS ANGELES BRANCH,
as a Lender

By:	/s/ Li-Hua Huang
Name:	Li-Hua Huang
Title:	VP & General Manager

THE BANK OF EAST ASIA, LIMITED, NEW YORK BRANCH,
as a Lender

By:	/s/ Kenneth Pettis
Name:	Kenneth Pettis
Title:	SVP

By:	/s/ Kitty Sin
Name:	Kitty Sin
Title:	SVP

THE BANK OF NOVA SCOTIA,
as a Lender

By:	/s/ Christopher Usas
Name:	Christopher Usas
Title:	Director

THE BANK OF TOKY0-MITSUBISHI UFJ, LTD.,
as a Lender

By:	/s/ Christine Howatt
Name:	Christine Howatt
Title:	Authorized Signatory

THE CHIBA BANK, LTD., NEW YORK BRANCH,
as a Lender

By:	/s/ Yukihito Inamura
Name:	Yukihito Inamura
Title:	General Manager

THE NORTHERN TRUST COMPANY,
as a Lender

By:	/s/ Brandon Rolek
Name:	Brandon Rolek
Title:	Vice President

UNITED OVERSEAS BANK LIMITED, NEW YORK AGENCY,
as a Lender

By:	/s/ William A. Sinsigalli
Name:	William A. Sinsigalli
Title:	Senior Vice President

By:	/s/ Mario Sheng
Name:	Mario Sheng
Title:	Assistant Vice President

U.S. BANK NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Joyce P. Dorsett
Name:	Joyce P. Dorsett
Title:	Vice President